Exhibit 10.1

RECEIVABLES PURCHASE AGREEMENT

Dated as of September 13, 2024

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Sellers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers and as Group Agents,

MUFG BANK, LTD.,

as Administrative Agent,

and

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Servicers

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

F-3

EXHIBITS

EXHIBIT A	–	Form of Investment Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Earned Pay Receivables Credit and Collection Policy
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Weekly Report
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Form of Contract
EXHIBIT J	–	Closing Memorandum

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Box Accounts, Lock-Box Banks, Originator Accounts, Originator Banks, Trust Accounts and Trust Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Initial Schedule of Sold Receivables
SCHEDULE V	–	Dayforce Competitor
SCHEDULE 7.01(l)	–	UCC Details
SCHEDULE 8.04(f)	–	Location of Records

iv

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 13, 2024 by and among the following parties:

(i) DAYFORCE RECEIVABLES LLC, a Delaware limited liability company, as a Seller (together with its successors and assigns, the “U.S. Seller”);

(ii) DAYFORCE CANADA RECEIVABLES LP, a limited partnership formed under the laws of the Province of Ontario, Canada (together with its successors and assigns, the “Canadian LP”), by its general partner Dayforce Canada Receivables Limited, a corporation incorporated under the federal laws of Canada (together with its successors and assigns, the “Canadian GP”), as a Seller (together with its successors and assigns, the “Canadian Seller”; together with the U.S. Seller, collectively, the “Sellers”);

(iii) DAYFORCE US, INC., a Delaware corporation (“Dayforce”), as initial U.S. Trade Servicer (together with its successors and assigns, the “U.S. Trade Servicer”);

(iv) DAYFORCE CANADA LTD., a corporation incorporated under the federal laws of Canada (“Dayforce Canada”), as initial Canadian Servicer (together with its successors and assigns, the “Canadian Servicer”);

(v) DAYFORCE NATIONAL TRUST BANK, a national trust bank (“Dayforce Bank”), as initial Earned Pay Servicer (together with its successors and assigns, the “Earned Pay Servicer”; together with the U.S. Trade Servicer, collectively, the “U.S. Servicers” and together with the Canadian Servicer, collectively, the “Servicers”);

(vi) the Persons from time to time party hereto as Purchasers and as Group Agents; and

(vii) MUFG BANK, LTD. (“MUFG”), as Administrative Agent.

PRELIMINARY STATEMENTS

The Sellers have acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreements. The Sellers desire to sell certain of the Receivables to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) and, in connection therewith, have requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means MUFG, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Section 11.09 or Section 14.03(g).

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party, each Program Support Provider that is an Affiliate of a Purchaser Party, each Liquidity Agent that is an Affiliate of a Purchaser Party and each of their respective Affiliates.

“Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Receivable” means any Pool Receivable any Obligor of which is an Affiliate of any Dayforce Party.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the Aggregate Capital at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means CAD, Euro and GBP.

“Alternative Currency VaR Percentage” means, as of any date of determination, the greater of (a) 5.0% and (b) the product of (i) the greatest of (x) the CAD Volatility Spike at such time, (y) the Euro Volatility Spike at such time and (z) the GBP Volatility Spike at such time, times (ii) 1.5.

“Anti-Corruption Laws” means all applicable laws, rules, or regulations pertaining to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Corruption of Foreign Public Officials Acts (Canada), the Criminal Code (Canada) and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Sellers, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all reasonable, documented, out-of-pocket fees, costs, expenses and disbursements of any law firm or other external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a Yield Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of yield calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (d) of Section 5.06.

“Bank Rate” for any day falling in a particular Yield Period, means an interest rate per annum equal to the Daily One Month Term SOFR plus the SOFR Spread for such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer;

(b) 0.50% per annum above the latest Federal Funds Rate; and

(c) the Daily One Month Term SOFR for such date, plus the SOFR Spread.

Notwithstanding the foregoing, if Base Rate as determined herein would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Investment” means any Investment accruing Yield pursuant to clause (c) of the definition of “Base Rate”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 5.06.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Sellers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Sellers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 5.06.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Breakage Fee” means to the extent that a Seller shall for any reason, fail to accept a payment of Capital on the date specified by such Seller in connection with any request for investment pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee) which would have accrued during such Yield Period on the amounts so failed to be borrowed or accepted in connection with any such request for funding by a Seller, exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such amounts failed to be borrowed by a Seller. A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Sellers and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Applicable Law to close and, with respect to transfers from any bank account in Canada, a day on which banking institutions are open for general business in Toronto, Ontario, Canada.

“CAD Spot Rate” means, on any day, the Spot Rate for CAD quoted as the number of CAD per U.S. Dollar on such day.

“CAD Volatility Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the excess (if any) of (i) the CAD Spot Rate as of such Cut-Off Date, over (ii) the CAD Spot Rate as of the Cut-Off Date of the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date and (b) the denominator of which is the CAD Spot Rate as of the Cut-Off Date of the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date.

“CAD Volatility Spike” means, with respect to any date of determination, the highest CAD Volatility Ratio for any Settlement Period observed over the preceding three Settlement Periods.

“Canadian Allocable Share” means, at any time, the amount of the Aggregate Capital paid by the Purchasers or any of them to, or on behalf of, the Canadian Seller from time to time in accordance with this Agreement, minus the amount of the Aggregate Capital repaid by the Canadian Seller from time to time in accordance with this Agreement, other than pursuant to Section 4.01(c)(iv), as a proportion of the Aggregate Capital at such time.

“Canadian Deficiency” means, for any Settlement Date with respect to Section 4.01(c)(ii), 4.01(c)(iii), 4.01(c)(v) or 4.01(c)(vii) of this Agreement, the excess, if any, of (i) the amounts owed under such Section for such Settlement Date over (ii) the amounts available for payment of amounts owing under such Section for such Settlement Date.

“Canadian Defined Benefit Plan” means a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “CAD” means the lawful currency of Canada.

“Canadian GP” has the meaning specified in the preamble to this Agreement.

“Canadian Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified as such in Schedule II maintained at a Canadian Lock-Box Bank in the name of the Canadian Seller.

“Canadian Lock-Box Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Canadian Seller, the Canadian Servicer, the Administrative Agent and any Canadian Lock-Box Bank, whereby the Canadian Seller, as sole owner of the related Canadian Lock-Box Account(s) and the customer of the related Canadian Lock-Box Bank in respect of such Canadian Lock-Box Account(s), shall transfer to the Administrative Agent exclusive dominion and control over (to be exercised in accordance with the Transaction Documents and Applicable Law) and otherwise perfect a first-priority security interest in, such Canadian Lock-Box Account(s) and the cash, instruments or other property on deposit or held therein.

“Canadian Lock-Box Bank” means any bank at which the Canadian Seller maintains one or more Canadian Lock-Box Accounts.

“Canadian LP” has the meaning specified in the preamble to this Agreement.

“Canadian Originator” and “Canadian Originators” have the meaning set forth for the term “Originator” in the Canadian Purchase and Sale Agreement, as the same may be modified from time to time by adding new Canadian Originators or removing Canadian Originators, in each case in accordance with the terms of the Canadian Purchase and Sale Agreement.

“Canadian Originator Accounts” means each of the accounts (and any related lock-box or post office box) specified as such in Schedule II maintained at a Canadian Originator Bank in the name of a Canadian Originator.

“Canadian Originator Bank” means any bank at which a Canadian Originator maintains one or more Canadian Originator Accounts.

“Canadian Originator Receivable” means each Receivable originated by a Canadian Originator.

“Canadian Originator Service Receivable” means each Service Receivable originated by a Canadian Originator.

“Canadian Pool Receivable” means a Canadian Originator Receivable in the Receivables Pool. For the avoidance of doubt, the Canadian Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Canadian Purchase and Sale Agreement” means the Canadian Purchase and Sale Agreement, dated as of the Closing Date, among the Canadian Servicer, the Canadian Originators and the Canadian Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Canadian Release” has the meaning set forth in Section 4.01(c).

“Canadian Sales Taxes” means, collectively, GST, PST and QST and any other value added sales, provincial sales, use, transfer and other similar taxes now or hereafter imposed by any Governmental Authority in Canada and all interest, penalties, addition to tax and any similar liabilities with respect thereto.

“Canadian Seller” has the meaning specified in the preamble to this Agreement.

“Canadian Seller’s Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Canadian Seller, dated as of September 13, 2024, between the Canadian GP, as the general partner, and Dayforce Canada, as the initial limited partner.

“Canadian Servicer” has the meaning specified in the preamble to this Agreement.

“Canadian Servicing Fee” means the fee referred to in Section 9.07(e) of this Agreement.

“Canadian Trade Receivable” means each Trade Receivable originated by a Canadian Originator.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Sellers in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, minus (b) the Required Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease Obligation” means, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Certification of Beneficial Owner(s)” means a certification regarding beneficial ownership of a Seller as required by the Beneficial Ownership Rule.

“Change in Control” means the occurrence of any of the following:

(a) Dayforce Licensing ceases to own, directly, 100% of the issued and outstanding Capital Stock of the U.S. Seller free and clear of all Adverse Claims;

(b) Dayforce Canada ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Canadian GP free and clear of all Adverse Claims;

(c) Dayforce Canada and the Canadian GP cease to own, directly, 100% of the issued and outstanding Capital Stock of the Canadian Seller free and clear of all Adverse Claims;

(d) Performance Guarantor ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator, any Servicer or any Seller;

(e) any Subordinated Note shall at any time cease to be owned by a U.S. Originator, free and clear of all Adverse Claims other than any Adverse Claim in favor of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto; or

(f) a “Change of Control” (or similar event) shall occur under the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, waiver, modification or termination thereof).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental

Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chief Office” has the meaning set forth in Section 7.01(l).

“Closing Date” means September 13, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, any Seller, any Servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, service charges, Finance Charges, interest, fees and all other charges and, in the case of any Canadian Originator Receivable, any amounts received on account of Canadian Sales Taxes), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of any related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commingling Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all funds that do not constitute Collections on Pool Receivables which were deposited into the Lock-Box Accounts during such Settlement Period and (b) the denominator of which is the aggregate amount of all funds which were deposited into the Lock-Box Accounts during such Settlement Period.

“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assignment and Acceptance Agreement or such other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

“Committed Purchasers” means MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.

“Compliance Certificate” means a certificate, in substantially the form of Exhibit H.

“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage and (ii) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool at such time of determination.

“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.

“Conforming Changes” means, with respect to either the use or administration of Daily One Month Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Yield Period” or any similar or analogous definition (or the addition of a concept of “yield period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.06 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Leverage Ratio” has the meaning set forth in the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, waiver, modification or termination thereof).

“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which Contract is related to a Receivable that has been sold or contributed to a Seller pursuant to the applicable Purchase and Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions and fees of placement agents and dealers, foreign exchange and currency hedging costs, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of

Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser) (determined in the case of Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Sellers agree that any amounts payable to Conduit Purchasers in respect of Yield for any Yield Period with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchasers had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity); provided, further, that if the CP Rate as determined herein shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of February 29, 2024, among Dayforce, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Credit Agreement Agent”), and the lenders and other parties from time to time party thereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Credit Agreement Agent” has the meaning set forth in the definition of “Credit Agreement”.

“Credit Agreement Financial Covenant” means the financial covenant set forth in Section 6.10 of the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, waiver, modification or termination thereof).

“Credit and Collection Policy” means the Earned Pay Receivables Credit and Collection Policy or the Trade Receivables Credit and Collection Policy, as applicable.

“Cross-Default Event” means, at any time of determination, any event or condition occurs that results in any Debt of any Dayforce Party that, in the aggregate, constitutes Material Debt (other than for the avoidance of doubt, with respect to such Debt consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant documentation which are not the result of any default thereunder by any Dayforce Party) becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that:

(A) this definition shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is otherwise permitted hereunder and under the Credit Agreement;

(B) is understood and agreed that the occurrence of any event described above that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Debt (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Debt to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a “Cross-Default Event” under this Agreement prior to the expiration of such grace period; and

(C) any conversion of, or trigger of conversion rights with respect to, any convertible debt security (whether or not such conversion is to be settled in cash or Capital Stock or any combination thereof) shall not constitute a “Cross-Default Event” unless such conversion results from an event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder.

“Currency Reserve” means, at any time of determination, the product of (a) the U.S. Dollar Equivalent of the aggregate Unpaid Balance of all Pool Receivables denominated in an Alternative Currency at such time, times (b) the Alternative Currency VaR Percentage at such time.

“Cut-Off Date” means the last day of each Settlement Period.

“Daily One Month Term SOFR” means, for any day, the Term SOFR Reference Rate for a tenor of one-month on such day, or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day (such day, the “Daily One Month Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Daily One Month Term SOFR Determination Day the Term SOFR Reference Rate for one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Daily One Month Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Daily One Month Term SOFR Determination Day; provided, further, that if Daily One Month Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Daily One Month Term SOFR shall be deemed to be the Floor.

“Dayforce” has the meaning set forth in the preamble to this Agreement.

“Dayforce Bank” has the meaning set forth in the preamble to this Agreement.

“Dayforce Canada” has the meaning set forth in the preamble to this Agreement.

“Dayforce Competitor” means any Person listed on Schedule V hereto.

“Dayforce Licensing” means Dayforce Licensing LLC, a Delaware limited liability company.

“Dayforce Parties” means Dayforce, Dayforce Licensing, each Servicer, each Seller, each Originator, the Trust, the Trustee and the Performance Guarantor.

“Days’ Sales Outstanding” means, with respect to any Settlement Period, the number of days equal to: (a) the aggregate Unpaid Balance of the Pool Receivables on the Cut-Off Date of the most recently ended Settlement Period, divided by (b) the amount obtained by dividing (i) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the most recently ended Settlement Period by (ii) 30.

“Debt” means, at any time, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) liabilities accrued in the ordinary course of business; or

(iv) representing any Hedging Obligations; if and to the extent that any of the foregoing Debt (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Debt is assumed by such first Person.

“Deemed Collections” has the meaning set forth in Section 4.01(f)(ii).

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing, (c) which has been written-off the applicable Originator’s or the applicable Seller’s books as uncollectible or (d) which, consistent with the Credit and Collection Policy, would be or should have been written-off as uncollectible.

“Deferred Revenue Offset Amount” means, at any time of determination, the sum of the amounts calculated for each Obligor, equal to with respect to any Obligor the lesser of (x) the aggregate Unpaid Balance of all Pool Receivables owing by such Obligor and (y) the deferred revenue from such Obligor that is related to additional services owing by or on behalf of the Originators or Affiliates thereof to such Obligor.

“Delinquency Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that were Delinquent Receivables or Defaulted Receivables (but excluding any Pool Receivables which have been written-off the applicable Originator’s or the applicable Seller’s books as uncollectible) as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment.

“Deposit Balance” means, as of any date of determination, the aggregate amount of security deposits and other deposits received by or on behalf of the Obligors that are then being held by the Originators and Affiliates thereof (or any agent thereof on their behalf).

“Dilution” means, with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is reduced or cancelled due to returns, rebills, defects, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, or similar claims by a related Obligor relating to a failure to perform on the part of, or another specific dispute with, the related Originator or Servicer, adjustment or any other similar reason other than with respect to the credit-worthiness of any related Obligor.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the three most recently ended Settlement Periods and (b) the denominator of which is the sum of (i) the Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period, plus (ii) the Deferred Revenue Offset Amount as of the Cut-Off Date of the most recently ended Settlement Period. Following the completion of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicers and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon notice to the Sellers to reflect such number of Settlement Periods as the Administrative Agent reasonably believes best reflects the business practices of the Servicers and the Originators and the actual amount of Dilution that occur with respect to Pool Receivables based on the weighted average Dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is equal to the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during the Settlement Period that is two Settlement Periods prior to such Settlement Period.

“Dilution Reserve Floor Percentage” means, on any day, a percentage determined as follows:

ADR x DHR

where:

ADR	=	the average of the Dilution Ratios for the preceding twelve Settlement Periods; and

DHR	=	the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, on any day, a percentage determined as follows:

(DS-ADR) x (DS/ADR)

where:

DS	=	the highest Dilution Ratio for any Settlement Period observed over the preceding twelve Settlement Periods; and

ADR	=	the average of the Dilution Ratios for the preceding twelve Settlement Periods.

“Dynamic Dilution Reserve Percentage” means, on any day, a percentage determined as follows:

{(SF x ADR) + DVR} x DHR

where:

SF	=	the Stress Factor on such day;

ADR	=	the average of the Dilution Ratios for the preceding twelve Settlement Periods;

DVR	=	the Dilution Volatility Ratio on such day; and

DHR	=	the Dilution Horizon Ratio on such day.

“Dynamic Loss Reserve Percentage” means, on any day, a percentage determined as follows:

SF x LR x LHR

where:

SF	=	the Stress Factor on such day;

LR	=	the highest average Loss Ratio for any three (3) consecutive Settlement Periods observed over the preceding 12 Settlement Periods; and

LHR	=	the Loss Horizon Ratio on such day.

“Earned Pay Pool Receivable” means an Earned Pay Receivable in the Receivables Pool. For the avoidance of doubt, the Earned Pay Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Earned Pay Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, arising from amounts disbursed to (or for the benefit of) an Employee of an Obligor, by any Originator pursuant to a Contract, including the right to payment of any interest, Finance Charges, fees and other payment obligations of such Person with respect thereto; provided, however, that the term “Earned Pay Receivable” shall not include any Excluded Earned Pay Receivable.

“Earned Pay Receivables Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators with respect to Earned Pay Receivables in effect on the Closing Date and described on Exhibit D, as modified in compliance with this Agreement.

“Earned Pay Servicer” has the meaning specified in the preamble to this Agreement.

“Earned Pay Servicing Fee” means the fee referred to in Section 9.07(b) of this Agreement.

“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates, (iii) any commercial paper conduit managed or supported by any Committed Purchaser or any Affiliate thereof and (iv) any other financial or other institution that is not a Dayforce Competitor and both (A) is acceptable to the Administrative Agent and (B) so long as an Event of Termination has not occurred and is continuing, is consented to by the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

“Eligible Contract” mean an Eligible Contract U.S. or an Eligible Contract Canada, as applicable.

“Eligible Contract Canada” means a Contract governed by the law of Canada or any province or territory thereof that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does not require any Obligor thereunder to consent to any transfer, sale, pledge or assignment of the related Receivable or any proceeds of any of the foregoing, (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of the Administrative Agent or any Purchaser Party to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable, (iii) is not “chattel paper” or evidenced by an “instrument”, in each case, as defined in the applicable PPSA, (iv) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder), (v) has not otherwise been made non-assignable, (vi) [reserved] and (vii) remains in full force and effect.

“Eligible Contract U.S.” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does not require any Obligor thereunder to consent to any transfer, sale, pledge or assignment of the related Receivable or any proceeds of any of the foregoing (unless UCC 9-406 or 9-408 applies and renders such restriction unenforceable), (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of the Administrative Agent or any Purchaser Party to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable, (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iv) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder), (v) has not otherwise been made non-assignable (unless UCC 9-406 or 9-408 applies and renders such restriction unenforceable), (vi) that if related to Earned Pay Receivables, is in substantially the form of one of the form contracts set forth on Exhibit I hereto or is otherwise approved by the Administrative Agent in writing and (vii) remains in full force and effect.

“Eligible Foreign Country” means, at any time, any country that satisfies each of the following: (i) is not a Sanctioned country, (ii) is not the United States of America, (iii) at least two of its transfer and convertibility assessment by Standard & Poor’s, foreign currency deposit ceiling by Moody’s and country ceiling by Fitch is at least “BBB-” (or the equivalent) and (iv) the applicable Servicer is able to service, administer, collect and enforce the Receivables owing by Obligors of such country to the same extent as Receivables owing from Obligors located in the United States of America.

“Eligible Foreign Receivable” means any Receivable that both: (i) the Obligor of which is an Eligible Foreign Obligor and (ii) does not constitute a Canadian Originator Receivable.

“Eligible Receivable” means, as of any date of determination, a Receivable:

(a) (i) which, if a Trade Receivable, represents all or part of the sales price of goods or services, sold by an Originator and billed to the related Obligor in the ordinary course of such Originator’s business and sold or contributed to a Seller pursuant to the applicable Purchase and Sale Agreement and, in the case of a Quebec Receivable (excluding, for the avoidance of doubt, any Excluded Trade Receivable), the Quebec Assignment, (ii) which, if an Earned Pay

Receivable, represents all or part of accrued salary or earnings of an Employee of an Obligor that have been disbursed by an Originator to such Employee in the ordinary course of such Originator’s business and sold or contributed to a Seller pursuant to the applicable Purchase and Sale Agreement, (iii) that is a Receivable for which either (A) all obligations of the related Originator in connection with which have been fully performed or (B) is an Eligible Unperformed Receivable, (iv) for which no portion of which is in respect of any amount as to which any related Obligor is, as of such date, permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (v) which is not owed to any Originator or any Seller, in whole or in part, as a bailee or consignee for another Person, (vi) which is not issued under cash-in-advance or cash-on-account terms, (vii) which, if a Trade Receivable, with payment terms of not more than 120 days from the original billing date for such Receivable and (viii) which, if an Earned Pay Receivable, with payment terms of not more than 35 days from the date such Receivable arose; provided that, for the avoidance of doubt, no portion of any Receivable for which the related goods or services have not been delivered or performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Pool Balance);

(b) if a Trade Receivable, for which the related Originator has recognized all of the related revenue on its financial books and records in accordance with GAAP;

(c) which is a Receivable for which either (i) an invoice therefore has been delivered to the related Obligor, (ii) such Receivable is an Eligible Unbilled Receivable or (iii) such Receivable is an Earned Pay Receivable;

(d) which, if a U.S. Originator Receivable (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced or represented by “instruments” or “chattel paper” and (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC;

(e) which, if a Canadian Originator Receivable (i) is an “account” as defined in any applicable PPSA and (ii) is not evidenced or represented by an “instrument” or “chattel paper” as defined in any applicable PPSA;

(f) each Obligor of which is a commercial Obligor;

(g) which (i) does not represent Finance Charges, (ii) is not payable in installments and (iii) is not subject to any Adverse Claim;

(h) no Obligor of which (i) is a Sanctioned Person, (ii) is a natural Person acting in its individual capacity, (iii) is an Excluded Obligor, (iv) if a Ratings Event has occurred and is continuing, is a party to the Credit Agreement or (v) to the knowledge of the Dayforce Parties, is subject to an Event of Bankruptcy that has occurred and is continuing;

(i) if a U.S. Originator Receivable, each Obligor of which is organized in and has provided the related Servicer with a billing address in, the United States of America or any State thereof or any Eligible Foreign Country;

(j) if a Canadian Originator Receivable, each Obligor of which is organized in and has provided the related Servicer with a billing address in, Canada or any province or territory thereof;

(k) no Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables and Delinquent Receivables included in the Receivables Pool that is more than 50.0% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;

(l) which (i) is not a Defaulted Receivable, a Delinquent Receivable, a Zero Day Receivable, an Excluded Receivable or a Modified Receivable and (ii) has not been cancelled;

(m) with regard to which the warranties of each Seller in Section 7.01(k) are true and correct;

(n) the sale, contribution, pledge or servicing of which pursuant to the applicable Purchase and Sale Agreement and this Agreement does not (i) violate, contravene or conflict with any Applicable Law, the related Contract or any other contracts or other restrictions applicable to any Dayforce Party or (ii) require the consent or approval of, or a license or consent from, any related Obligor, any Governmental Authority or any other Person, in each case, other than such requirement that has been obtained;

(o) which if a Canadian Originator Receivable, is denominated and payable only in U.S. Dollars or an Alternative Currency in Canada by the related Obligor (i) directly to a Canadian Lock-Box Account at a Canadian Lock-Box Bank that on and after the Second Post-Closing Date is subject to an enforceable Canadian Lock-Box Agreement or (ii) directly to a Canadian Originator Account at a Canadian Originator Bank that is not subject to any Adverse Claims;

(p) which if a U.S. Originator Receivable that constitutes a Trade Receivable, is denominated and payable only in U.S. Dollars or an Alternative Currency in the United States by the related Obligor (i) directly to a U.S. Lock-Box Account at a U.S. Lock-Box Bank that on and after the Second Post-Closing Date is subject to an enforceable U.S. Lock-Box Agreement or (ii) directly to a U.S. Originator Account at a U.S. Originator Bank that is not subject to any Adverse Claims;

(q) which if a U.S. Originator Receivable that constitutes a Earned Pay Receivable, is denominated and payable only in U.S. Dollars or an Alternative Currency in the United States by the related Obligor directly to a Trust Account that (i) is subject to a Trust Account Instruction Letter which is in full force and effect and has been delivered to the Trustee, (ii) is subject to the Trust Agreement which is in full force and effect and for which the Trustee is a party thereto, (iii) is not subject to any Adverse Claims and (iv) for which all Collections being deposited therein are being swept daily to a U.S. Lock-Box Account that on and after the Second Post-Closing Date is subject to an enforceable U.S. Lock-Box Agreement;

(r) which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay such Receivable enforceable against such Obligor in accordance with the terms and conditions of the related Eligible Contract, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury laws) (other than potential discharge in a bankruptcy of the related Obligor), (iii) [reserved] and (iv) the payments thereon are free and clear of any withholding Taxes or sales Taxes, other than, for greater certainty, Canadian Sales Taxes which are included in the face amount of such Receivable that has been invoiced to the related Obligor;

(s) no Obligor of which has any defenses arising out of the failure to effect the sale of such Receivable to the applicable Seller under the local laws applicable to such Obligor or the related Contract;

(t) the sale or contribution of which to a Seller does not trigger any stamp duty or similar transfer taxes;

(u) which together with the Contract and Related Security related thereto, does not contravene any Applicable Law applicable thereto (including Applicable Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(v) which together with the Related Security with respect thereto (i) was originated by the applicable Originator in the ordinary course of its business and (ii) satisfies all applicable requirements of the Credit and Collection Policy;

(w) which is not evidenced by a judgment and has not been reduced to judgment;

(x) which together with the Contract and Related Security related thereto, has not been modified, waived or restructured since the creation of such Receivable, except as permitted pursuant to Section 9.02;

(y) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof or of the Related Security with respect thereto under the applicable Purchase and Sale Agreement and any applicable Quebec Assignment have been duly obtained, effected or given and are in full force and effect;

(z) which has been serviced by the applicable Servicer in accordance with the Credit and Collection Policy;

(aa) [reserved];

(bb) the purchase of which by a Seller under the applicable Purchase and Sale Agreement does not, and the transactions contemplated hereby do not, constitute a Security;

(cc) (i) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the applicable Purchase and Sale Agreement and any applicable Quebec Assignment and (ii) a Seller has good and marketable title thereto free and clear of any Adverse Claim;

(dd) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(ee) for which the related invoice with respect to such Receivable does not include any Excluded Receivable;

(ff) which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;

(gg) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(hh) which the related goods or merchandise, if any, with respect to such Receivable have been delivered to the related Obligor thereof;

(ii) which, if an Earned Pay Receivable, (i) such Receivable is due and payable from the related Obligor no later than the next occurring scheduled payroll date for the related Employee, (ii) a Regulatory Event does not exist, (iii) is not a Fraudulent Receivable, (iv) such Receivable has been fully funded by the related Originator and does not constitute a revolving line of credit or similar facility, (v) such Receivable is not subject to excise or payroll taxes that any Seller is liable for, (vi) the related Employee is a natural person that is at least 18 years old, (vii) the Unpaid Balance of which with respect to any Employee does not exceed $10,000, (viii) such Receivable does not bear interest or provide for the payment of finance charges in respect thereof, (ix) such Receivable is not contingent in any respect or for any reason and there are no conditions precedent to the enforceability or validity of such Receivable and (x) such Receivable is not a Canadian Originator Receivable;

(jj) for which no Dayforce Party has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(kk) for which neither the related Originator nor any Affiliate thereof is holding any Deposit Balances or other deposits received by or on behalf of the related Obligor; provided that only the portion of such Receivable in an amount equal to such Deposit Balances or other deposits shall be ineligible;

(ll) which is neither (i) a Supplier Receivable nor (ii) an Affiliate Receivable; and

(mm) which, if a Trade Receivable, arises solely in connection with the sale of human resource software and services and related products.

“Eligible Unbilled Receivable” means, at any time of determination, any Unbilled Receivable for which each of the following are satisfied: (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, (b) not more than thirty (30) calendar days have expired since the day that such Unbilled Receivable arose, (c) it represents amounts that have been fully earned in accordance with the terms of the related Contract and is a legal, valid and binding payment obligation of the related Obligor that is enforceable against such Obligor, (d) the related Originator maintains records and systems that allows for the daily tracking and monitoring of such Unbilled Receivable, (e) no Ratings Event has occurred and is continuing, (f) such Receivable is not, and will not become, a Zero Day Receivable and (g) such Receivable will be due within (i) 120 days with respect to any Trade Receivable or (ii) 35 days with respect to any Earned Pay Receivable, in either case, of the date such Receivable ceases to be an Unbilled Receivable.

“Eligible Unperformed Receivable” means, on any date of determination, any Unperformed Receivable for which (a) the related Contract has not been cancelled (and no notice of cancellation has been delivered to any Dayforce Party or any Affiliate thereof), (b) the related Originator reasonably believes that it will be able to timely and fully perform all of its obligations with respect to such Unperformed Receivable under and in accordance with the related Contract, (c) the related Originator has recognized a portion of the related revenue on its financial books and records in accordance with GAAP, (d) such Unperformed Receivable does not constitute an Earned Pay Receivable, (e) no Material Adverse Effect has occurred with respect to the related Originator, (f) an invoice therefore has been delivered to the related Obligor, (g) the related Originator is not in breach in any material respects of any terms or provisions of the related Contract, (h) all obligations of the Originator in connection with which such Unperformed Receivable will be fully performed within (x) one (1) Business Days of such date of determination if such date is the Cut-Off Date of any Settlement Period or (y) otherwise, ten (10) Business Days of such date of determination and (i) the Administrative Agent has not provided notice to any Servicer during the continuance of a Ratings Event that no Unperformed Receivable shall constitute an “Eligible Unperformed Receivable”.

“Employee” means an individual who is an employee, director, officer, staff member, or individual working as an independent contractor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Dayforce Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the incurrence by any Dayforce Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Dayforce Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the receipt by any Dayforce Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Dayforce Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Dayforce Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (g) the occurrence of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which any Dayforce Party or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Dayforce Party or any Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Erroneous Payment” has the meaning set forth in Section 11.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.10 (d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.10(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 11.10(d).

“ETA” means Part IX of the Excise Tax Act (Canada).

“Euro” or “€” each mean the single currency of participating member states of the European Monetary Union.

“Euro Spot Rate” means, on any day, the Spot Rate for Euro quoted as the number of Euro per U.S. Dollar on such day.

“Euro Volatility Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the excess (if any) of (i) the Euro Spot Rate as of such Cut-Off Date, over (ii) the Euro Spot Rate as of the Cut-Off Date for the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date and (b) the denominator of which is the Euro Spot Rate as of the Cut-Off Date for the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date.

“Euro Volatility Spike” means, with respect to any date of determination, the highest Euro Volatility Ratio for any Settlement Period observed over the preceding three Settlement Periods.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) (i) an application, petition, case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, restructuring, debt arrangement, dissolution, administration, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, interim receiver, receiver and manager, custodian, liquidator, examiner, administrator, assignee, sequestrator (or other similar official) for such Person or all or any substantial part of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, restructuring, winding up or composition or adjustment of debts, including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b) such Person (i) shall commence a voluntary application, petition, case or other proceeding under any applicable bankruptcy, insolvency, reorganization, restructuring, debt arrangement, dissolution, administration or other similar law now or hereafter in effect, including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt, (ii) shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, liquidator, examiner, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess (1-30) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Receivable (1-30) DPD at such time, exceeds (b) the product of (x) 30.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess (31-60) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Receivable (31-60) DPD at such time, exceeds (b) the product of (x) 15.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess (61-90) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Receivable (61-90) DPD at such time, exceeds (b) the product of (x) 7.5%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Concentration Amount” means, at any time, the sum (without duplication) of (a) the sum of the amounts calculated with respect to each Obligor, equal to the amount by which the aggregate Unpaid Balance of such Eligible Receivables owed or payable by such Obligor or an Affiliate of such Obligor, exceeds the applicable Concentration Limit at such time, plus (b) the Excess (1-30) DPD Concentration Amount at such time, plus (c) the Excess (31-60) DPD Concentration Amount at such time, plus (d) the Excess (61-90) DPD Concentration Amount at such time, plus (e) the Excess Extended Terms Concentration Amount at such time, plus (f) the Excess Foreign Receivables Concentration Amount at such time, plus (g) the Excess Government Receivables Concentration Amount at such time, plus (h) the Excess Unbilled Receivables Concentration Amount at such time, plus (i) the Excess Originator Account Concentration Amount at such time.

“Excess Extended Terms Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Extended Terms Receivables at such time, exceeds (b) the product of (x) 5.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Foreign Receivables Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Eligible Foreign Receivables at such time, exceeds (b) the product of (x) 10.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Government Receivables Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities, exceeds (b) the product of (x) 10.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Originator Account Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Originator Account Receivables at such time, exceeds (b) the product of (x) 2.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excess Unbilled Receivables Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables that constitute Unbilled Receivables, exceeds (b) the product of (x) 10.0%, times (y) the aggregate Unpaid Balance of the Eligible Receivables included in the Receivables Pool at such time.

“Excluded Earned Pay Obligor” means each of the Persons from time to time consented to in writing by the Administrative Agent and each Group Agent (in their sole discretion). As of the Closing Date, no Excluded Earned Pay Obligors exist.

“Excluded Earned Pay Receivable” means each Earned Pay Receivable (without giving effect to the exclusion of “Excluded Earned Pay Receivable” from the definition thereof), for which both (i) the Obligor of which is an Excluded Earned Pay Obligor and (ii) such “Earned Pay Receivable” has not been included as an Eligible Receivable in any Information Package.

“Excluded Obligor” means each Excluded Earned Pay Obligor and each Excluded Trade Obligor.

“Excluded Receivable” means each Excluded Earned Pay Receivable and each Excluded Trade Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable purchasing office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its purchasing office, except in each case to the extent that, pursuant to Section 5.03 amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its purchasing office, (c) Taxes attributable to such Affected Person’s failure to comply with Sections 5.03(f) and (g), (d) any withholding Taxes imposed pursuant to FATCA and (e) any Canadian federal withholding Taxes imposed as a result of any Affected Person (i) not dealing at “arm’s length” (within the meaning of the Income Tax Act (Canada)) with a Dayforce Party, (ii) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Dayforce Party (or any direct or indirect member of such Dayforce Party) or not dealing at “arm’s length” with a “specified shareholder” of a Dayforce Party (or any direct or indirect member of such Dayforce Party)(in each case within the meaning of the Income Tax Act (Canada)), or (iii) being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of a Dayforce Party except, in each case, where (x) the non-arm’s length relationship, (y) the Affected Party being a “specified non-resident shareholder” of a Dayforce Party (or any direct or indirect member of such Dayforce Party) or not dealing at “arm’s length” with a “specified shareholder” of a Dayforce Party (or any direct or indirect member of such Dayforce Party), or (z) the Affected Person being a “specified entity” in respect of a Dayforce Party, as applicable, arises in connection with or as a result of the Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Transaction Document.

“Excluded Trade Obligor” means each of the Persons from time to time consented to in writing by the Administrative Agent and each Group Agent (in their sole discretion). As of the Closing Date, no Excluded Trade Obligors exist.

“Excluded Trade Receivable” means each Trade Receivable (without giving effect to the exclusion of “Excluded Trade Receivable” from the definition thereof), for which both (i) the Obligor of which is an Excluded Trade Obligor and (ii) such “Trade Receivable” has not been included as an Eligible Receivable in any Information Package.

“Exiting Group” has the meaning set forth in Section 2.02(g).

“Extended Terms Receivable” means any Receivable which is due more than ninety (90) calendar days but not more than one hundred twenty (120) calendar days following the original invoice date therefor.

“Facility Limit” means $150,000,000 as reduced from time to time pursuant to Section 2.02(e) or increased from time to time pursuant to Section 2.02(h). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges, early termination charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Officer” of any Person shall mean the chief executive officer, chief financial officer, any vice president, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any officer performing duties customarily associated with the foregoing offices.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Plan” means any pension plan, fund or other similar program (other than a government-sponsored plan) that covers employees of any Dayforce Party and/or any of its Subsidiaries who are employed outside of the United States and either (i) is subject to any statutory funding requirement as to which the failure to satisfy such statutory funding requirement results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of any Dayforce Party or any Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan, or (ii) is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

“Fraudulent Receivable” means any Earned Pay Receivable that any Servicer has determined in accordance with its customary procedures or the Credit and Collection Policy was obtained by the related Obligor intentionally through illegal means.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied.

“GBP”, “Pounds Sterling” or “£”each mean the lawful currency of the United Kingdom.

“GBP Spot Rate” means, on any day, the Spot Rate for GBP quoted as the number of GBP per U.S. Dollar on such day.

“GBP Volatility Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the excess (if any) of (i) the GBP Spot Rate as of such Cut-Off Date, over (ii) the GBP Spot Rate as of the Cut-Off Date for the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date and (b) the denominator of which is the GBP Spot Rate as of the Cut-Off Date for the Settlement Period ending one (1) month prior to the Settlement Period ending on such Cut-Off Date.

“GBP Volatility Spike” means, with respect to any date of determination, the highest GBP Volatility Ratio for any Settlement Period observed over the preceding three Settlement Periods.

“Gotham” means Gotham Funding Corporation, a Delaware corporation.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, court, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent and (ii) for any other Purchaser that does not have a Related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner, as applicable, is a guarantor of the Receivables owing by such Obligor) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.

“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Sellers and the Servicers for purposes of receiving payments to or for the account of the members of such Group hereunder.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner, as applicable, is a guarantor of the Receivables owing by such Obligor) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated and such parent or majority owner, as applicable, is a guarantor of the Receivables owing by such Obligor) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (a) of the definition of “Excess Concentration Amount” for such Obligors.

“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“GST” means all amounts payable under the ETA, including HST.

“Guarantee Fee” means the guarantee fee payable by the U.S. Seller to the Canadian Seller under the SPV Reimbursement and Contribution Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 15.01.

“Hedging Obligations” has the meaning set forth in the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, waiver, modification or termination thereof).

“HST” means all amounts from time to time payable as harmonized sales tax, including in the Provinces of Nova Scotia, Newfoundland and Labrador, New Brunswick, Prince Edward Island and Ontario, under the ETA.

“Illegality Notice” has the meaning specified in Section 5.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Sellers or any of their respective Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Director of the U.S. Seller or the Canadian GP has not been, and during the continuation of his or her service as Independent Director of the U.S. Seller or the Canadian GP is not: (i) an employee, director, stockholder, member, manager, partner or officer of any Seller or any Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of the U.S. Seller, the Canadian GP or any Affiliate thereof that is a special purpose, bankruptcy-remote entity); (ii) a customer or supplier of any Seller or any Servicer or any of their respective Affiliates (other than his or her service as an Independent Director of the U.S. Seller, the Canadian GP or any Affiliate thereof that is a special purpose, bankruptcy-remote entity); or (iii) any member of the immediate family of a person described in (i) or (ii); and (B) has (i) prior experience as an Independent Director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal, state or provincial law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Information Package” means a report, in substantially the form of Exhibit F.

“Initial Schedule of Sold Receivables” means the list identifying all Sold Receivables as of the Closing Date, which list is attached as Schedule IV hereto.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Investment” means any payment of Capital to one or more of the Sellers by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by a Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, hypothec, deemed trust, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Notes or other senior indebtedness.

“Liquidity Provider” means any lender, credit enhancer or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Purchaser.

“Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule II maintained at a Lock-Box Bank in the name of a Seller.

“Lock-Box Agreement” means a Canadian Lock-Box Agreement or a U.S. Lock-Box Agreement.

“Lock-Box Bank” means any bank at which a Seller maintains one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the number of preceding Settlement Periods then most recently ended corresponding to the Loss Horizon Terms Component plus 0.625 and (b) the denominator of which is the sum of (i) Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period, plus (ii) the Deferred Revenue Offset Amount as of the Cut-Off Date of the most recently ended Settlement Period.

“Loss Horizon Terms Component” means, at any time of determination, the percentage determined pursuant to the following formula:

(WAPT / 30)

where:

WAPT  =  the Weighted Average Payment Terms for the most recently ended Settlement Period.

“Loss Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 90 but less than 121 days from the original due date for such payment as of the Cut-Off Date of the most recently ended

Settlement Period, plus (without duplication) (ii) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables that were originated by the Originators during the Settlement Period that is four Settlement Periods before the most recently ended Settlement Period.

“Loss Reserve Floor Percentage” means 15.00%.

“Losses” means the Unpaid Balance of any Pool Receivables that either (i) have been, or should have been, written-off as uncollectible by any Servicer or any Originator in accordance with the Credit and Collection Policies or (ii) are owed by an Obligor of which to the knowledge of the Dayforce Parties is subject to an Event of Bankruptcy that has occurred and is continuing.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups).

“Material Action” is defined in the applicable Seller’s limited partnership agreement, limited liability company agreement or operating agreement, as applicable.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Dayforce Party to perform its obligations under this Agreement or any other Transaction Document;

(b) (i) the validity or enforceability against any Dayforce Party of any Transaction Document or (ii) the value, validity, enforceability or collectibility of a material portion of the Pool Receivables or the Related Security with respect thereto;

(c) the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Sold Assets or Seller Collateral;

(d) (i) if a particular Person is specified, the assets, operations or financial condition of such Person or (ii) if a particular Person is not specified, the assets, operations or financial condition of the Dayforce Parties (taken as a whole) or any Seller; or

(e) the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interests in the Sold Assets or Seller Collateral.

“Material Debt” shall mean Debt (other than the Investments), or Hedging Obligations, of any one or more of the Dayforce Parties, in each case in an aggregate principal amount greater than or equal to the Threshold Amount. For purposes of determining “Material Debt”, the “principal amount” of the obligations of the Dayforce Parties in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Dayforce Parties would be required to pay if the relevant hedging agreement were terminated at such time.

“Maximum Days’ Sales Outstanding” means, as of any day, the highest Days’ Sales Outstanding for any Settlement Period observed over the preceding twelve Settlement Periods.

“Modified Receivable” means a Receivable as to which the payment terms of the related Contract have been extended or modified for credit reasons since the origination of such Receivable.

“Monthly Settlement Date” means the 22nd day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that the initial Monthly Settlement Date shall be October 22, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MUFG” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which any Dayforce Party or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Pool Balance” means, at any time, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus (ii) the Excess Concentration Amount at such time, minus (iii) the Deferred Revenue Offset Amount at such time.

“No Petition Agreement” means a no proceedings letter agreement, among Dayforce, the Administrative Agent and the Credit Agreement Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means any Person obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originator” means each of the Canadian Originators and the U.S. Originators.

“Originator Account Receivable” means each Trade Receivable for which the related Obligor has been instructed to remit (or is otherwise remitting) payment on such Trade Receivable to an Originator Account.

“Originator Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule II maintained at an Originator Bank in the name of an Originator.

“Originator Bank” means any bank at which an Originator maintains one or more Originator Accounts.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, filing, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“Payment Recipient” has the meaning set forth in Section 11.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Dayforce Party or any Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in (i) a Lien, (ii) any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan or (iii) a requirement to remit an amount to any Foreign Plan.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Dayforce Party or any ERISA Affiliate or to which any Dayforce Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means Dayforce, Inc., a Delaware corporation.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, unlimited liability company, any Governmental Authority or any other entity of whatever nature.

“Pool Receivable” means a Receivable in the Receivables Pool. For the avoidance of doubt, the Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time and the similar legislation, including the Civil Code of Quebec, in force in the other provinces and territories of Canada, as the context dictates.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“PST” means all taxes payable under any provincial sales or use tax or retail sales tax statute of any jurisdiction of Canada, other than the Province of Quebec, but in any event, excluding any GST.

“Purchase and Sale Agreement” means each of the U.S. Purchase and Sale Agreement and the Canadian Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the Administrative Agent and each Group Agent.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“QST” means Quebec sales tax imposed under Title I of an Act respecting the Quebec sales tax (Quebec).

“Quebec Assignment” means the assignment agreement (if any) entered into between the Canadian Seller, as purchaser, and a Canadian Originator, as seller, in connection with the sale of Quebec Receivables to the Canadian Seller.

“Quebec Receivable” means a Trade Receivable (i) owed by an Obligor (other than a guarantor) who is domiciled (within the meaning of the Civil Code of Quebec) in the Province of Quebec or whose address (as indicated in the related contract or invoice evidencing the Receivable) is located in the Province of Quebec, or (ii) in respect of which the related Contract (including any invoice) provides that payments are to made to an address or a bank account located or maintained in the Province of Quebec.

“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).

“Ratings Event” means, at any time of determination, both of the following events have occurred and are continuing: (i) Dayforce’s Long Term Corporate Rating by S&P is B or below or Dayforce does not have a Long Term Corporate Family Rating by S&P or (ii) Dayforce’s Long Term Corporate Family Rating by Moody’s is B3 or below or Dayforce does not have a Long Term Corporate Family Rating by Moody’s.

“Receivable” means any Trade Receivable or any Earned Pay Receivable.

“Receivable (1-30) DPD” means any Receivable which remains unpaid for one (1) or more calendar days but not more than thirty (30) calendar days following the original due date for such Receivable.

“Receivable (31-60) DPD” means any Receivable which remains unpaid for thirty-one (31) or more calendar days but not more than sixty (60) calendar days following the original due date for such Receivable.

“Receivable (61-90) DPD” means any Receivable which remains unpaid for sixty-one (61) or more calendar days but not more than ninety (90) calendar days following the original due date for such Receivable.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) sold or contributed to the Sellers pursuant to the Purchase and Sale Agreements.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Dayforce Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing.

“Register” has the meaning set forth in Section 14.03(c).

“Regulatory Event” means (i) any Dayforce Party shall become subject to any judgment, action, order, settlement, injunction, consent decree, or other written directive issued by any Governmental Authority pursuant to statutory authority that could, in either case, restrict or prohibit such entity from meeting its obligations under the terms of this Agreement or any other Transaction Document, (ii) with respect to any Dayforce Party, an Applicable Law has been adopted that has or could reasonably be expected to have a Material Adverse Effect or (iii) any Dayforce Party shall be considered to be offering, extending, or originating consumer credit in any ruling or other action taken by the Consumer Financial Protection Bureau or any Governmental Authority. A Regulatory Event shall be deemed to no longer be occurring if the circumstances giving rise to such Regulatory Event are no longer occurring or have been stayed, settled, mitigated or resolved.

“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assignment and Acceptance Agreement.

“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such Committed Purchaser, as the case may be.

“Related Security” means, with respect to any Receivable:

(a) all of each Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all Deposit Balances and all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC and PPSA financing statements or similar filings relating thereto;

(d) all of each Seller’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;

(e) all of each Seller’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter of credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f) all books and records of each Seller and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing;

(g) all of each Seller’s rights, interests and claims under the Purchase and Sale Agreements and the other Transaction Documents; and

(h) all Collections and other proceeds of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(c).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Representatives” has the meaning set forth in Section 14.06(c).

“Repurchase Agreement” means an agreement, including related terms, which provides for the transfer of one or more securities that are direct obligations of, or that are fully guaranteed by, the United States or any agency of the United States against the transfer of funds by the transferee of such interests, with a simultaneous agreement by such transferee to transfer to the transferor thereof interests of the kind described in this clause, at a date certain not later than 1 month after such transfer or on demand, against the transfer of funds.

“Required Capital Amount” means $19,000,000.

“Required Reserve Percentage” means, on any day, an amount equal to (I) the sum of (a) the greater of (i) the sum of (A) the Loss Reserve Floor Percentage, plus (B) the Dilution Reserve Floor Percentage and (ii) the sum of (A) the Dynamic Loss Reserve Percentage, plus (B) the Dynamic Dilution Reserve Percentage, plus (b) the sum of (i) the Yield Reserve Percentage, plus (ii) the Servicing Fee Reserve Percentage, plus (II) the Currency Reserve for such day.

“Required Reserves” means, on any day, an amount determined as follows:

(RRP x NPB)

where:

RRP	=	the Required Reserve Percentage on such day; and

NPB	=	the Net Pool Balance on such day.

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Dayforce Party or any employee of any Dayforce Party responsible for the administration of the obligations of any Dayforce Party under this Agreement or any other Transaction Document.

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

“RPMRR” means the Register of Personal and Movable Real Rights (Quebec).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Date” means each of the following: (a) the Closing Date, (b) the date of each Investment and (c) each other day (if any) designated as a “Sale Date” by any Seller in its discretion by prior written notice thereof to the Administrative Agent and each Group Agent; provided, however, that no Sale Date shall occur on or after the Termination Date.

“Sanctioned Person” means any Person: (a) listed on, and/or targeted by, any Sanctions; (b) resident, operating, or organized under the laws of, a comprehensively Sanctioned country or territory; or (c) who is directly or indirectly owned or controlled by any such Person or Person(s).

“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by the: Government of Japan, the Government of the United States, Government of Canada, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means September 13, 2027, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Post-Closing Date” means the date occurring 60 days following the Closing Date (or such later date, if any, as the Administrative Agent shall consent to in writing in its sole discretion).

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller Collateral” has the meaning set forth in Section 15.09(a).

“Seller Guaranty” has the meaning set forth in Section 15.01.

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligation Final Due Date” means the date that (i) is sixty (60) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Sellers to any Purchaser Party, Seller Indemnified Party and/or any other Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all obligations of the Sellers in respect of the Seller Guaranty and the payment of all Capital, Yield, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to any Seller (in each case whether or not allowed as a claim in such proceeding).

“Sellers” has the meaning specified in the preamble to this Agreement.

“Sellers’ Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of the Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Service Receivable” means any Trade Receivable arising from the provision of services, rendered or to be rendered, by any Originator pursuant to a Contract.

“Servicers” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.07(b) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.07(a) of this Agreement.

“Servicing Fee Reserve Percentage” means, as of any date of determination, an amount equal to:

(SF x SFR) x (MDSO/360)

where

SF	=	stress factor of 1.5;

SFR	=	the Servicing Fee Rate; and

MDSO	=	the Maximum Days’ Sales Outstanding on such day.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means:

(a) the period from the Closing Date to the end of the next calendar month thereafter; and

(b) thereafter, each subsequent calendar month;

provided, that the last Settlement Period shall end on the Final Payout Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Investment” means any Investment accruing Yield at Daily One Month Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Spread” means 0.10% per annum.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, and (ii) all additional Pool Receivables designated as “Sold Receivables” pursuant to Section 2.01(e) and transferred by the Sellers pursuant to Section 2.01(b) or Section 3.01(a).

“Solvent” means, with respect to any Person, (a) the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged and (e) such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Concentration Percentage” means (i) for any Group A Obligor, 15.00%, (ii) for any Group B Obligor, 15.00% (or if a Ratings Event has occurred and is continuing, 7.50%), (iii) for any Group C Obligor, 7.50% (or if a Ratings Event has occurred and is continuing, 5.00%), (iv) for the largest Group D Obligor by aggregate Unpaid Balance of Eligible Receivables, 8.00% (or if a Ratings Event has occurred and is continuing, 3.00%) and (v) for any other Group D Obligor, 2.33% (or if a Ratings Event has occurred and is continuing, 3.00%).

“Spot Rate” means, on any day, (i) for the purpose of exchanging U.S. Dollars to Alternative Currency or Alternative Currency to U.S. Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of U.S. Dollars for Alternative Currency or Alternative Currency for U.S. Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in U.S. Dollars, the exchange rate at which U.S. Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for U.S. Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates

Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of U.S. Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“SPV Reimbursement and Contribution Agreement” means the SPV Reimbursement and Contribution Agreement, dated on or about the Closing Date, between the Sellers, as such agreement may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent (in its reasonable discretion).

“SPV Reimbursement Obligation” means the obligation of the U.S. Seller to repay Inter-Company Advances (as such term in defined in the SPV Reimbursement and Contribution Agreement) to the Canadian Seller together with interest thereon as set forth in the SPV Reimbursement and Contribution Agreement.

“Stress Factor” means 2.00 (or if a Ratings Event has occurred and is continuing, 2.25).

“Subordinated Note” has the meaning set forth in the U.S. Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplier Receivable” means any Pool Receivable owed by any Obligor that is a material supplier (or an Affiliate thereof) to any Originator or any of its Affiliates.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Sellers on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Threshold Amount” means $160,000,000.

“Trade Pool Receivable” means a Trade Receivable in the Receivables Pool. For the avoidance of doubt, the Trade Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“Trade Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, arising from the sale of goods, provided or to be provided, or provision of services, rendered or to be rendered, by any Originator pursuant to a Contract, including the right to payment of any interest, Finance Charges, fees and other payment obligations of such Person with respect thereto; provided, however, that the term “Trade Receivable” shall not include any Excluded Trade Receivable.

“Trade Receivables Credit and Collection Policy” means, as the context may require, the Trade Receivables Servicing Standard and the Trade Receivables Origination Guidelines.

“Trade Receivables Origination Guidelines” means, with respect to any Trade Receivable, the standards, procedures and guidelines of the Originators as of the Closing Date for originating Trade Receivables, including, at a minimum and to the extent consistent with past practices, an evaluation of the applicant’s credit profile and ability and willingness to pay.

“Trade Receivables Servicing Standard” means the U.S. Trade Servicer and the Canadian Servicer shall service the Trade Pool Receivables with reasonable care, using that degree of skill and attention that such Servicers have customarily exercised prior to the Closing Date in managing, servicing, collecting, enforcing and administering trade receivables and related property owned and serviced by such Servicers for itself or serviced by such Servicers for its Affiliates, at a level of skill and care that is consistent and in accordance with Applicable Law and the terms and conditions of this Agreement and the other Transaction Documents and the related Contracts.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Quebec Assignment, the Lock-Box Agreements, the Trust Account Instruction Letters, the Fee Letter, each Subordinated Note, the Performance Guaranty, the Trust Agreement, the SPV Reimbursement and Contribution Agreement, the No Petition Agreement and all other certificates, instruments, UCC financing statements, PPSA financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Trust” means The Dayforce Employer Funds Trust.

“Trust Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule II maintained at a Trust Bank in the name of the Trust.

“Trust Account Instruction Letter” means an irrevocable instruction letter, in form and substance reasonably satisfactory to the Administrative Agent, among Dayforce, an Originator, the U.S. Seller and the Administrative Agent.

“Trust Agreement” means that certain Amended and Restated Employer Funds Trust Agreement, dated as of January 31, 2024, between Dayforce and the Trustee.

“Trust Bank” means any bank at which the Trust maintains one or more Trust Accounts.

“Trustee” means Dayforce Bank.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unbilled Receivable” means, as of any date of determination, any Trade Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.

“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof, including, for greater certainty, any Canadian Sales Taxes payable thereunder.

“Unperformed Receivable” means, at any time of determination, any Receivable for which one or more obligations of the related Originator or any Affiliate thereof under the related Contract in connection with such Receivable have not been fully performed in accordance with such Contract.

“Unrestricted Subsidiary” has the meaning set forth in the Credit Agreement (as in effect on the Closing Date and without giving effect to any amendment, restatement, supplement, waiver, modification or termination thereof).

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“U.S. Allocable Share” means, at any time, the amount of the Aggregate Capital paid by the Purchasers or any of them to, or for the benefit of, the U.S. Seller from time to time in accordance with this Agreement, minus the amount of the Aggregate Capital repaid by the U.S. Seller from time to time in accordance with this Agreement, other than pursuant to Section 4.01(a)(iv), as a proportion of the Aggregate Capital at such time.

“U.S. Deficiency” means, for any Settlement Date with respect to Section 4.01(a)(ii), 4.01(a)(iii), 4.01(a)(v) or 4.01(a)(vii) of this Agreement, the excess, if any, of (i) the amounts owed under such Section for such Settlement Date over (ii) the amounts available for payment of amounts owing under such Section for such Settlement Date.

“U.S. Dollars” means dollars in lawful money of the United States of America.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in an Alternative Currency, the U.S. Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified as such in Schedule II maintained at a U.S. Lock-Box Bank in the name of the U.S. Seller.

“U.S. Lock-Box Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent, among the U.S. Seller, a U.S. Servicer, the Administrative Agent and any U.S. Lock-Box Bank, whereby the U.S. Seller, as sole owner of the related U.S. Lock-Box Account(s) and the customer of the related U.S. Lock-Box Bank in respect of such U.S. Lock-Box Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such U.S. Lock-Box Account(s) and the cash, instruments or other property on deposit or held therein.

“U.S. Lock-Box Bank” means any bank at which the U.S. Seller maintains one or more U.S. Lock-Box Accounts.

“U.S. Originator” and “U.S. Originators” have the meaning set forth for the term “Originator” in the U.S. Purchase and Sale Agreement, as the same may be modified from time to time by adding new U.S. Originators or removing U.S. Originators, in each case in accordance with the terms of the U.S. Purchase and Sale Agreement.

“U.S. Originator Accounts” means each of the accounts (and any related lock-box or post office box) specified as such in Schedule II maintained at a U.S. Originator Bank in the name of a U.S. Originator.

“U.S. Originator Bank” means any bank at which a U.S. Originator maintains one or more U.S. Originator Accounts.

“U.S. Originator Receivable” means each Receivable originated by a U.S. Originator.

“U.S. Person” means a United States person (within the meaning of Section 7701(a)(30) of the Code).

“U.S. Pool Receivable” means a U.S. Trade Pool Receivable or an Earned Pay Pool Receivable. For the avoidance of doubt, the U.S. Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“U.S. Purchase and Sale Agreement” means the U.S. Purchase and Sale Agreement, dated as of the Closing Date, among the U.S. Servicers, the U.S. Originators and the U.S. Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“U.S. Release” has the meaning set forth in Section 4.01(a).

“U.S. Seller” has the meaning specified in the preamble to this Agreement.

“U.S. Servicers” has the meaning specified in the preamble to this Agreement.

“U.S. Servicing Fee” means the fee referred to in Section 9.07(b) of this Agreement.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“U.S. Trade Pool Receivable” means a U.S. Trade Receivable in the Receivables Pool. For the avoidance of doubt, the U.S. Trade Pool Receivables shall include both Sold Receivables and Unsold Receivables.

“U.S. Trade Receivable” means each Trade Receivable originated by a U.S. Originator.

“U.S. Trade Servicer” has the meaning specified in the preamble to this Agreement.

“U.S. Trade Servicing Fee” means the fee referred to in Section 9.07(a) of this Agreement.

“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.

“Weekly Report” means a report, in substantially the form of Exhibit G.

“Weighted Average Payment Terms” means, as of any Cut-Off Date, the weighted average (weighted based on Unpaid Balance) payment terms (computed in days and calculated based on the difference between the original invoice date and the stated due date for payment) of invoices for all Receivables in the Receivables Pool as of such Cut-Off Date.

“Withholding Agent” means each Seller, the Performance Guarantor and the Administrative Agent.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or Portion of Capital) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or Portion of Capital) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or Portion of Capital) is funded by a Purchaser to the Sellers pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of the applicable Settlement Period and (ii) thereafter, each Settlement Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each Settlement Period.

“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof):

(a) subject to clause (b) below, if such Capital (or such portion thereof) is being funded by a Conduit Purchaser on such day through the issuance of Notes, the applicable CP Rate; or

(b) subject to Sections 5.04 and 5.06, if such Capital (or such portion thereof) is being funded by any Purchaser on such day other than through the issuance of Notes (including, without limitation, if a Conduit Purchaser is then funding such Capital (or such portion thereof) under a Program Support Agreement, or if a Committed Purchaser is then funding such Capital (or such portion thereof)), then the applicable Bank Rate;

provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be an interest rate per annum equal the sum of 3.00% per annum plus the greater of (i) the interest rate per annum determined for such Capital (or any portion thereof) and such day pursuant to clause (a) or (b) above, as applicable, and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or any portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means on any day an amount determined as follows:

SF x MDSO x BR

360

where:

SF	=	1.5;

BR	=	the Base Rate on such day; and

MDSO	=	the Maximum Days’ Sales Outstanding on such day.

“Zero Day Receivable” means any Receivable with respect to which the Unpaid Balance thereof is due upon receipt of the related invoice or the related goods or service or otherwise has payment terms of 0 days.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; (m) the term “or” is not exclusive; and (n) on any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

SECTION 1.03. Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (c) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Quebec, (d) all references to a “financing statement” shall include an application for registration at the RPMRR, (e) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (f) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (g) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (h) an “agent” shall include a “mandatary”, (i) “joint and several” shall include “solidary”, (j) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (k) “priority” shall include “rank” or “prior claim”, as applicable, (l) “accounts” shall include “claims”, and (m) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 1.04. Term SOFR Conforming Changes. In connection with the use or administration of Daily One Month Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Sellers and the Group Agents of the effectiveness of any Conforming Changes in connection with the use or administration of Daily One Month Term SOFR.

SECTION 1.05. References to Acts of the Canadian Guarantor. For greater certainty, where any reference is made in this Agreement or in any other Transaction Document or other agreement executed pursuant hereto or contemplated hereby to which the Canadian Seller, the Canadian LP or the Canadian GP, as general partner for the Canadian LP, is party, to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Canadian GP or the Canadian LP) by or with respect to, (i) the Canadian Seller, (ii) the Canadian LP or (iii) the Canadian GP, such reference shall be construed and applied for all purposes herein and therein as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against or a covenant, representation or warranty (other than relating to the constitution or existence of the Canadian Seller or the Canadian LP) by or with respect to, the Canadian GP as general partner for the Canadian LP.

ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01. Purchase Facility.

(a) Investments. Upon a request by any Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Sellers on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the applicable Seller, in either case, from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to a Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i) the Aggregate Capital would exceed the Facility Limit at such time;

(ii) the sum of (A) the outstanding Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

(iii) if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv) the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b) Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, each Seller, on the Closing Date and on each Sale Date, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on a fully-serviced basis, all of such Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to such Sold Receivables, (iii) all Collections with respect to such Sold Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Sellers shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that each transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) on each Sale Date pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 4.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sales, assignments, transfers and conveyances set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of any Seller, any Originator, any Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Sellers, the Originators, the Servicers and/or such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Sellers (or the Servicers on their behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in their sole discretion; provided, however, that (i) the Sellers shall ensure that each Sold Receivable is both (x) an Eligible Receivable and (y) not a Canadian Originator Receivable, in each case, on the date when first included as a Sold Receivable, (ii) the Sellers shall select Sold Receivables from the Pool Receivables on an invoice-by-invoice basis, and the Sellers shall transfer pursuant to Section 2.01(b) 100% of its interest in any invoice that reflects Sold Receivables, such that all Receivables reflected or evidenced by such an invoice shall be included as Sold Receivables, and (iii) the Sellers shall not permit the aggregate Unpaid Balance of Sold Receivables to exceed the Aggregate Capital at any time. The Sellers shall maintain (or cause the Servicers to maintain) books and records sufficient to readily identify the Sold Receivables. The Sellers and Servicers shall cause all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and on each Information Package delivered hereunder.

(f) No Right to Repurchase. Each Seller hereby acknowledges and agrees that under no circumstance shall any Seller have any right to repurchase all or any portion of the Sold Assets from the Administrative Agent or any Purchaser.

SECTION 2.02. Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on at least one (1) Business Day’s prior written request from a Seller to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A. Each such request for an Investment shall be made no later than 11:00 a.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Capital requested (which amount shall (x) be denominated in U.S. Dollars, (y) not be less than $5,000,000 and shall be an integral multiple of $100,000 and (z) not cause the aggregate Unpaid Balance of all Sold Receivables (after giving effect to the addition of Pool Receivables to the Sold Receivables in connection with such Investment) to exceed the Aggregate Capital), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed, (iv) the date such requested Investment is to be made (which shall be a Business Day) and (v) all Pool Receivables that are or, effective upon the making of such Investment, will be, Sold Receivables.

(b) On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the applicable Seller in same day funds an aggregate amount equal to the amount of such Capital requested, at the account set forth in the related Investment Request.

(c) Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the applicable Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the applicable Seller in connection with any Investment hereunder).

(d) The Sellers shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Sellers shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Purchasers in accordance with Section 4.02. Additionally, if on any Business Day, a Capital Coverage Deficit exists, the Sellers shall within two (2) Business Days of a Responsible Officer of any Dayforce Party having knowledge or notice of such Capital Coverage Deficit, reduce the outstanding Capital of the Purchasers in accordance with Section 4.02 to the extent necessary to eliminate any Capital Coverage Deficit. Notwithstanding the foregoing, the Sellers, in their discretion, shall have the right to reduce, in whole or in part, the outstanding Capital of the Purchasers on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $5,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, and (ii) any accrued Yield and Fees and any associated Breakage Fees in respect of such reduced Capital shall be paid on the immediately following Settlement Date (to the extent such reduction date is not a Settlement Date). Each such Reduction Notice shall be delivered no later than 11:00 a.m. (New York City time) on a Business Day (it being understood that any such notice delivered after such time shall be deemed to have been delivered on the following Business Day).

(e) The Sellers may terminate the Facility Limit in whole or ratably reduce the Facility Limit in part, at any time upon at any time upon at least (i) thirty (30) days’ prior written notice in the case of a termination in whole or (ii) fifteen (15) Business Days’ prior written notice in the case of a termination in part, in either case, to the Administrative Agent and each Group Agent. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $10,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Sellers shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of the Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

(g) Provided that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Sellers may from time to time advise the Administrative Agent and each Group Agent in writing of their desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Committed Purchaser (or its Group Agent on its behalf) shall notify the Sellers and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Committed Purchaser fails to so notify the Sellers and the Administrative Agent, the Administrative Agent or such Committed Purchaser, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Committed Purchasers have so notified the Sellers and the Administrative Agent in writing that they are agreeable to such extension, the Sellers, the Servicers, the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers may deem necessary or appropriate to effect such extension, and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers in connection therewith (including Attorney Costs) shall be paid by the Sellers. In the event any Committed Purchaser declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Purchaser’s Group shall be an “Exiting Group” for all purposes of this Agreement.

(h) Increases in Commitments. So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, upon notice to the Administrative Agent and each Group Agent, the Sellers may from time to time request an increase in the Commitment with respect to one or more Committed Purchasers, at any time following the Closing Date and prior to the Termination Date, such aggregate increase in such Committed Purchasers’

Commitments to be an amount (for all such requests or additions) not exceeding $50,000,000; provided, that each request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice with respect to any Committed Purchaser, the Sellers (in consultation with the Administrative Agent and the Group Agent related to such Committed Purchaser) shall specify the time period within which such Committed Purchasers and the Administrative Agent are requested to respond to the Sellers’ request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Group Agents). In respect of any Committed Purchaser, each of such Committed Purchaser being asked to increase its Commitment and the Administrative Agent shall notify the Sellers and the Servicers within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Committed Purchaser’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Purchaser’s Commitment. For the avoidance of doubt, only the consent of the Committed Purchaser then being asked to increase its Commitment and the Administrative Agent shall be required in order to approve any such request. If the Commitment of any Committed Purchaser is increased in accordance with this clause (h), the Administrative Agent, the Group Agents for such Committed Purchasers, the Sellers and the Servicers shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or any Committed Purchaser increasing its Commitment pursuant to this clause (h) may request any of (x) resolutions of the board of directors of the Sellers and the Servicers approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate, enforceability and no-conflict opinion of counsel of the Sellers and the Servicers and (z) such other documents, agreements and opinions reasonably requested by such Committed Purchaser or the Administrative Agent.

SECTION 2.03. Yield and Fees.

(a) On each Settlement Date, the Sellers shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Group Agent, each Purchaser and the Administrative Agent, as applicable, certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Sellers, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Sellers shall, jointly and severally, pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

(c) For the avoidance of doubt, the Sellers’ obligation to pay all Fees and Yield hereunder when due shall not be contingent upon the receipt or availability of Collections.

SECTION 2.04. Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Sellers hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05. Sellers Jointly and Severally Liable for Obligations.

(a) Joint and Several Liability. Notwithstanding anything to the contrary herein or in any other Transaction Document, each Seller shall be jointly and severally liable for all of the Seller Obligations. Each Seller acknowledges, agrees, represents and warrants the following:

(i) Inducement. Each Purchaser, each Group Agent and the Administrative Agent have been induced to enter into this Agreement and each Purchaser has been induced to make Investments in part based upon the assurances by each Seller that such Seller desires that the Seller Obligations of the other Seller be honored and enforced as separate obligations of such Seller, should the Administrative Agent (on behalf of the Purchasers) desire to do so.

(ii) Combined Liability. Notwithstanding the foregoing, the Sellers shall be jointly and severally liable to the Administrative Agent, the Purchasers, the Group Agents and the other Seller Indemnified Parties for all the Seller Obligations, including, all their respective representations, warranties, covenants, payment obligations and indemnities, and the Administrative Agent may at its option enforce any Seller Obligation against any one or all of the Sellers.

(iii) Separate Exercise of Remedies. Subject to the foregoing, the Administrative Agent may exercise remedies against each Seller and its property (including the Lock-Box Accounts, the Pool Receivables, the Related Security, the Collections and the other Sold Assets) separately, whether or not the Administrative Agent exercises remedies against the other Seller or its property. The Administrative Agent may enforce a portion of the Seller Obligations without enforcing all of the Seller Obligations. Any failure or inability of the Administrative Agent to enforce a Seller Obligation shall not in any way limit the Administrative Agent’s right to enforce the other Seller Obligations.

(b) Guaranty. (i) Subject to and without limiting clause (a) above, each Seller, jointly and severally, hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Purchaser, each Group Agent and each other Seller Indemnified Party the prompt payment of the Seller Obligations of the other Seller in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance by the other Seller of all their other obligations under this Agreement and the other Transaction Documents.

(ii) This guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Seller Obligations whenever arising.

(iii) Notwithstanding any provision to the contrary contained herein or in any other Transaction Document, to the extent the liability of a Seller for the Seller Obligations of the other Seller under this Section 2.05 shall be adjudicated to be invalid or unenforceable for any reason (including, because of any Applicable Law relating to fraudulent conveyances or transfers) then the liability of such Seller for the Seller Obligations of the other Seller under this Section 2.05 shall be limited to the maximum amount that is permissible under Applicable Law.

(c) Obligations Unconditional. (i) The obligations of each Seller under this Section 2.05 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(ii) Each Seller agrees that this Section 2.05 may be enforced by the Administrative Agent, the Purchasers, the Group Agents and the other Seller Indemnified Parties without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any other Transaction Documents or any collateral hereafter securing the Seller Obligations of a Seller or otherwise, and each Seller hereby waives the right to require any Seller Indemnified Party to make demand on or proceed against any Seller, any Servicer, any Originator, any Sub-Servicer or any other Person (including a co-guarantor) or to require any Seller Indemnified Party to pursue any other remedy or enforce any other right. Each Seller further agrees that it shall not exercise, or otherwise enforce, any right of subrogation, indemnity, reimbursement or contribution against the other Seller or any other guarantor of any Seller Obligations for amounts paid under this Section 2.05 until the Final Payout Date (which shall not, for greater certainty, preclude the ability of the Canadian Seller to receive reimbursement amounts pursuant to, and in accordance with, Section 4.01(a)).

(iii) Each Seller further agrees that nothing contained herein shall prevent any Seller Indemnified Party from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on any collateral securing the Seller Obligations or from exercising any other rights available to it or them, as applicable, under this Agreement, any other Transaction Document, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of such Seller’s obligations hereunder; it being the purpose and intent of each Seller that its obligations under this Section 2.05 shall be absolute, independent and unconditional under any and all circumstances.

(iv) Neither any Seller’s obligations under this Section 2.05 nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of the other Seller, of any Servicer, of any Sub-Servicer or of any Originator or by reason of the bankruptcy or insolvency of the other Seller, of any Servicer, of any Sub-Servicer or of any Originator. Each Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Seller Obligations of the other Seller and notice of or proof of reliance by any Seller Indemnified Party on the guarantees set forth in this Section 2.05 or acceptance thereof. The Seller Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantees set forth in this Section 2.05.

(v) All dealings between any Seller (or any of its Affiliates, including the Servicers, the Originators and the Sub-Servicer), on the one hand, and the Seller Indemnified Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantees set forth in this Section 2.05.

(vi) Each Seller hereby subordinates to the payment in full of the Seller Obligations, all rights of such Seller to all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Seller by the other Seller, any Servicer, any Sub-Servicer, any Originator or any of their respective Affiliates.

(d) Modifications. Each Seller agrees that (i) all or any part of the other Seller’s property now or hereafter held for the Seller Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) none of the Seller Indemnified Parties shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Seller Obligations; (iii) the time or place of payment of the Seller Obligations of the other Seller may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) the other Seller and any other party liable for payment of the Seller Obligations may be granted indulgences generally; (v) any of the other Seller’s rights, duties, obligations or liabilities under any of the Transaction Documents may be modified, amended or waived; (vi) any party (including any co-guarantor) liable for the payment of all or any part of the Seller Obligations may be granted indulgences or be released; and (vii) any deposit balance for the credit of the other Seller or any other party liable for the payment of the Seller Obligations or liable upon any security therefore may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Seller Obligations, all without notice to or further assent by such Seller.

(e) Waiver of Rights. (i) Each Seller hereby expressly waives diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Seller Indemnified Parties (or any of them) exhaust any right to take any action against any Seller, any Originator, any Sub-Servicer, any Servicer or any other Person (including the filing of claims in the event of receivership or bankruptcy of any Seller, any Servicer, any Originator, any Sub-Servicer or any other Person) or with respect to any collateral or collateral security at any time securing any of the Seller Obligations, and hereby consents to any and all extensions of time of the due performance of any or all of the Seller Obligations.

(ii) Each Seller agrees that it shall not exercise or assert any right which it may acquire by way of contribution, reimbursement or subrogation under this Agreement unless and until the Final Payout Date. Each Seller also hereby expressly waives all other defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Seller Obligations whether in equity or at law unless and until the Final Payout Date. Each Seller agrees that its obligations hereunder shall be irrevocable and unconditional.

(f) Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of each Seller under this Section 2.05 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Seller Obligations of the other Seller is rescinded or must be otherwise restored by any holder of any of the Seller Obligations of the other Seller, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Seller agrees that it will indemnify each Seller Indemnified Party on demand for all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(g) Remedies. Each Seller acknowledges and agrees that its obligations under this Section 2.05 are secured in accordance with the terms of this Agreement (including the terms of Section 5.05).

(h) Subrogation. Each Seller agrees that, until the Final Payout Date, it will not exercise, and hereby waives, any right of reimbursement, subrogation, contribution, offset or other claims against the other Seller arising by contract, which rights shall be fully subordinate to the rights of any Seller Indemnified Party under the Transaction Documents, or operation of law in connection with any payment made or required to be made by such Seller under this Section 2.05 (it being acknowledged and agreed that nothing herein shall preclude the ability of the Canadian Seller to receive reimbursement amounts pursuant to, and in accordance with, Section 4.01(a)). After the Final Payout Date, each Seller shall be entitled to exercise against the other Seller all such rights of reimbursement, subrogation, contribution, and offset, and all such other claims, to the fullest extent permitted by Applicable Law.

(i) Application of Collections, Guaranty Payments and Liquidation or Enforcement Proceeds. The Administrative Agent and each of the Purchasers, the Group Agents and the other Seller Indemnified Parties acknowledge and agree that all Collections, payments made pursuant to the guaranty contemplated by Section 2.05(b) or Seller Guaranty, indemnification payments and proceeds from enforcement or liquidation of Sold Assets and Seller Collateral will be applied in accordance with the priority of payments set forth with Section 4.01.

ARTICLE III

[RESERVED]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The U.S. Servicers shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent at any time that an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application (in each case) in accordance with the priority of payments set forth below, all Collections on U.S. Pool Receivables that are received by the U.S. Servicers or the U.S. Seller or received in any Originator Account or Lock-Box Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the U.S. Servicers may (A) release to the U.S. Seller from such Collections received on Unsold Receivables that are U.S. Pool Receivables the amount (if any) to be applied to pay the purchase price for Receivables purchased by the U.S. Seller on such date in accordance with the terms of the U.S. Purchase and Sale Agreement and (B) release to the U.S. Seller all or a portion of such Collections received on Sold Receivables that are U.S. Pool Receivables in exchange for the U.S. Seller designating an equivalent amount (based on aggregate Unpaid Balances) of Unsold Receivables that are U.S. Pool Receivables as new Sold Receivables on the U.S. Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the U.S. Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “U.S. Release”). On each Settlement Date, the U.S. Servicers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, on behalf of the U.S. Seller and its assignees, distribute such Collections on all U.S. Pool Receivables in the following order of priority:

(i) first, to the U.S. Servicers for the payment of the accrued U.S. Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of U.S. Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the U.S. Servicers);

(ii) second, (A) to each Purchaser and other Purchaser Party (ratably, based on the U.S. Allocable Share of the amount then due and owing), the U.S. Allocable Share of all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party and (B) then to the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any Canadian Deficiency with respect to amounts payable pursuant to Section 4.01(c)(ii);

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Purchasers (ratably, based on the U.S. Allocable Share of the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the U.S. Allocable Share of an amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the U.S. Allocable Share of the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the U.S. Allocable Share of the aggregate outstanding Capital of such Purchaser at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the U.S. Seller and in accordance with Section 2.02(d), to the Purchasers as a return of all or any portion of the U.S. Allocable Share of the outstanding Capital of the Purchasers at such time (ratably, based on the U.S. Allocable Share of the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, to the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any Canadian Deficiency with respect to amounts payable pursuant to Section 4.01(c)(iii);

(v) fifth, to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the U.S. Allocable Share of the amount due and owing at such time), for the payment of the U.S. Allocable Share of all other Seller Obligations then due and owing by the Sellers to such Purchaser Parties;

(vi) sixth, to the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any Canadian Deficiency with respect to amounts payable pursuant to Section 4.01(c)(v);

(vii) seventh, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the U.S. Allocable Share of the amount due and owing at such time), for the payment of the U.S. Allocable Share of all other Seller Obligations then due and owing by the Sellers to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;

(viii) eighth, (A) to the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any Canadian Deficiency with respect to amounts payable pursuant to Section 4.01(c)(vii) and (B) then, to the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any Canadian Deficiency with respect to amounts payable pursuant to Section 4.01(c)(i);

(ix) ninth, to the Canadian Seller the amount of (A) any Guarantee Fee due and payable on such Settlement Date in accordance with the terms of the SPV Reimbursement and Contribution Agreement and (B) any outstanding SPV Reimbursement Obligation owed to the Canadian Seller; provided that Collections shall be applied to pay any outstanding SPV Reimbursement Obligation before any Guarantee Fee if failure to apply such Collections to the payment of such SPV Reimbursement Obligation would cause such SPV Reimbursement Obligation to remain unpaid for more than 12 months; and

(x) tenth, the balance, if any, to be paid to, or at the direction of, the U.S. Seller for its own account.

Amounts payable pursuant to clauses first through ninth above, including in respect of the Guaranteed Obligations, shall be paid first from available Collections on Sold Receivables and other Sold Assets with respect to the U.S. Pool Receivables, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral with respect to the U.S. Pool Receivables. The U.S. Seller’s right to receive payments (if any) from time to time pursuant to clause tenth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the U.S. Seller for the U.S. Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.

(b) All payments or distributions to be made by the Servicers, the Sellers and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(c) The Canadian Servicer shall cause all Collections on Canadian Pool Receivables that are received by the Canadian Servicer or the Canadian Seller or received in any Canadian Lock-Box Account or Canadian Originator Account to be set aside by the Canadian Servicer (or, if so requested by the Administrative Agent at any time that an Event of Termination shall have occurred that has not been waived in accordance with this Agreement, segregated in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application (in each case) in accordance with the priority of payments set forth below; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Canadian Servicer may (A) release to the Canadian Seller from such Collections received on Unsold Receivables that are Canadian Pool Receivables the amount (if any) to be applied to pay the purchase price for Receivables purchased by the Canadian Seller on such date in accordance with the terms of the Canadian Purchase and Sale Agreement and (B) release to the Canadian Seller all or a portion of such Collections received on Sold Receivables that are Canadian Pool Receivables in exchange for the Canadian Seller designating an equivalent amount (based on aggregate Unpaid Balances) of Unsold Receivables that are Canadian Pool Receivables as new Sold Receivables on the Canadian Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Canadian Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Canadian Release”; together with each U.S. Release, each a “Release”). The obligation of the Canadian Servicer to apply all Collections on Canadian Pool Receivables in accordance with the priority of payments set forth below shall be absolute and unconditional. On each Settlement Date after giving effect to Section 4.01(a), the Canadian Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, on behalf of the Canadian Seller and its assignees, distribute such Collections on all Canadian Pool Receivables in the following order of priority:

(i) first, to the Canadian Servicer for the payment of the accrued Canadian Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Canadian Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Canadian Servicers);

(ii) second, (A) to each Purchaser and other Purchaser Party (ratably, based on the Canadian Allocable Share of the amount then due and owing), the Canadian Allocable Share of all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party and (B) then to the Purchasers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any U.S. Deficiency with respect to amounts payable as Yield pursuant to Section 4.01(a)(ii);

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Purchasers (ratably, based on the Canadian Allocable Share of the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the Canadian Allocable Share of an amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the Canadian Allocable Share of the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the Canadian Allocable Share of the aggregate outstanding Capital of such Purchaser at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Canadian Seller and in accordance with Section 2.02(d), to the Purchasers as a return of all or any portion of the Canadian Allocable Share of the outstanding Capital of the Purchasers at such time (ratably, based on the Canadian Allocable Share of the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, (A) to the Purchasers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any U.S. Deficiency with respect to amounts payable pursuant to Section 4.01(a)(iii) and (B) then, to the Purchasers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any remaining U.S. Deficiency with respect to amounts payable pursuant to Section 4.01(a)(ii);

(v) fifth, to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the Canadian Allocable Share of the amount due and owing at such time), for the payment of the Canadian Allocable Share of all other Seller Obligations then due and owing by the Sellers to such Purchaser Parties;

(vi) sixth, to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time) (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any U.S. Deficiency with respect to amounts payable pursuant to Section 4.01(a)(v);

(vii) seventh, to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the Canadian Allocable Share of the amount due and owing at such time), for the payment of the Canadian Allocable Share of all other Seller Obligations then due and owing by the Sellers to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;

(viii) eighth, (A) to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time) (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any U.S. Deficiency with respect to amounts payable pursuant to Section 4.01(a)(vii) and (B) then, to the extent that any U.S. Servicer is not Dayforce, Dayforce Bank or any Affiliate of either of them, to the U.S. Servicers (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) for the payment of any U.S. Deficiency with respect to amounts payable pursuant to Section 4.01(a)(i); and

(ix) ninth, the balance, if any, to be paid to, or at the direction of, the Canadian Seller for its own account;

provided, however, that until the Administrative Agent gives notice to Dayforce Canada (in accordance with Section 9.01) of the designation of a new Canadian Servicer that is not an Affiliate of Dayforce Canada following the occurrence of an Event of Termination, no Canadian Servicing Fees shall be paid pursuant to clause (i) above prior to the application of payment pursuant to clauses (iii) through (viii)(A) above.

Amounts payable pursuant to clauses first through eighth above, including in respect of the Guaranteed Obligations, shall be paid first from available Collections on Sold Receivables and other Sold Assets with respect to the Canadian Pool Receivables, and second, to the extent necessary in order to make all such payments in full, from Collections on Unsold Receivables and other Seller Collateral with respect to the Canadian Pool Receivables. The Canadian Seller’s right to receive payments (if any) from time to time pursuant to clause ninth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Canadian Seller for the Canadian Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Seller Collateral.

For greater certainty, on each Settlement Date, Collections on U.S. Pool Receivables shall be distributed in the manner contemplated by Section 4.01(a) before Collections on Canadian Pool Receivables shall be distributed in the manner contemplated by Section 4.01(c).

(d) All payments or distributions to be made by the Servicers, the Sellers and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.

(e) If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person any amount received by it or on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Sellers and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Sellers for such amount.

(f) For the purposes of this Section 4.01:

(i) if on any day the Unpaid Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Seller, any Originator, any Servicer, any other Dayforce Party or any Affiliate thereof, or any setoff, counterclaim or dispute between any Dayforce Party or any Affiliate thereof, and an Obligor (any such reduction or adjustment, a “Reduction”), the applicable Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and, to the extent that a Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such Reduction occured or if such Reduction occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, shall pay on the next Settlement Date (or if an Event of Termination has occurred and is continuing, within two (2) Business Days) to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) or 4.01(c), as applicable, an amount equal to (x) if such Reduction occurs prior to the Termination Date and no Event of Termination has occurred and is continuing, the lesser of (A) the sum of all deemed Collections with respect to such Reduction and (B) an amount necessary to eliminate such Capital Coverage Deficit and (y) if such Reduction occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, the sum of all deemed Collections with respect to such Reduction;

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the applicable Seller shall be deemed to have received, on the date that any Dayforce Party becomes aware thereof, a Collection of such Pool Receivable in full and, to the extent that a Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such breach occurred or if such breach occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, shall pay on the next Settlement Date (or if an Event of Termination has occurred and is continuing, within two (2) Business Days) to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) or 4.01(c), as applicable, an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Termination has occurred and is continuing, the lesser of (A) the sum of all deemed Collections with respect to such breach and (B) an amount necessary to eliminate such Capital Coverage Deficit and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Termination has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 4.01(f)(i) and 4.01(f)(ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Event of Bankruptcy) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Sellers and, accordingly, such Person shall have a claim against the Sellers for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by any Seller or any Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than 1:00 p.m. (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b) Each of the Sellers and the Servicers shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 3.00% per annum above the Base Rate, payable on demand; provided, however, that if any amount is then accruing Yield and the Yield Rate applicable thereto includes an additional 3.00% per annum pursuant to the definition thereof, then this clause (b) shall not apply to such amount.

(c) All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Application by Currency. In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including distributions and payments in respect of Releases, Capital, Yield and fees), the Servicers shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular currency to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, apply any excess Collections received in another currency to such amounts.

(e) Conversions of Currencies.

(i) If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Sellers shall (or shall cause the Servicers to) solicit an offer quotation from at least two (2) foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Sellers or the Servicers on their behalf shall effect such exchange on such Settlement Date or other day, as the case may be.

(ii) On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Sold Assets, the Seller Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any Portion of Capital) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any Portion of Capital), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Sellers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any purchasing office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or Portion of Capital), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Group Agent), the Sellers shall, jointly and severally, pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c) Adoption of Changes in Law. The Sellers acknowledge that any Affected Person may institute measures in anticipation of a Change in Law (including the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Sellers under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Sellers agree to jointly and severally pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Sellers, shall be conclusive absent manifest error. The Sellers shall, subject to the priorities of payment set forth in Section 4.01, jointly and severally pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Sellers’ receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided, that if any Affected Person demands compensation from the Sellers under this Section 4.01 more than one hundred eighty (180) days after such Affected Person had knowledge of the occurrence of the event giving rise to such compensation, the Sellers shall not be obligated to reimburse such Affected Person for amounts incurred as a result of the occurrence of such event more than one hundred eighty (180) days prior to the date on which such Affected Person made such demand (provided that if the event giving rise to the compensation or indemnification is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect).

SECTION 5.02. Funding Losses.

(a) The Sellers will, jointly and severally, pay each Purchaser all Breakage Fees.

(b) A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Sellers, shall be conclusive absent manifest error. The Sellers shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Sellers’ receipt of such certificate. Any Breakage Fees that are not paid on such first Settlement Date shall continue to be owing under this Agreement until paid in full.

(c) In the event of (a) the payment of any principal of any SOFR Investment other than on the last day of the Yield Period applicable thereto (including as a result of an Event of Termination), (b) the conversion of any SOFR Investment other than on the last day of the Yield Period applicable thereto (including as a result of an Event of Termination), (c) the failure to borrow, convert, continue or prepay any SOFR Investment on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Investment other than on the last day of the Yield Period applicable thereto as a result of a request by any Seller pursuant to Section 5.04, then, in any such event, each Seller, jointly and severally, shall compensate each Purchaser for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Purchaser (or its Group Agent on its behalf) setting forth any amount or amounts that such Purchaser is entitled to receive pursuant to this Section 5.02 shall be delivered to each Seller and shall be conclusive absent manifest error. Each Seller, jointly and severally, shall pay such Purchaser (or its Group Agent on its behalf) the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Sellers or Servicers or any of their Affiliates under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent to an Affected Person, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Sellers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Sellers. The Sellers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Sellers. The Sellers shall, jointly and severally, indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (A) Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03(c)) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and (B) incremental Taxes suffered by each Affected Person, paid on an after-tax basis, that arise because an Investment or any Capital is not treated consistently with the Intended Tax Treatment (and any reasonable expenses arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person (or its related Group Agent), the Sellers shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to any Seller. A certificate as to the amount of such payment or liability delivered to the Sellers by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Servicers shall indemnify each Affected Person for the full amount of any Taxes described in this Section 4.03(c) to the extent that no Seller has already indemnified such Affected Person for such Taxes and without limiting any obligation of the Sellers to do so.

(d) Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Sellers and their Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Sellers, the Servicers or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Seller, any Servicer or any of their Affiliates to a Governmental Authority pursuant to this Section 5.03, the applicable Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Sellers and the Administrative Agent, at the time or times reasonably requested by the Sellers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Sellers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Sellers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Sellers or the Administrative Agent as will enable the Sellers or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii) Without limiting the generality of the foregoing:

(A) an Affected Person that is a U.S. Person shall deliver to the Sellers and the Administrative Agent from time to time upon the reasonable request of the Sellers or the Administrative Agent, executed copies of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax; and

(B) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Sellers and the Administrative Agent (in such number of copies as shall be requested by the Sellers or the Administrative Agent) from time to time upon the reasonable request of the Sellers or the Administrative Agent, whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4) to the extent such Affected Person is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Sellers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Affected Person becomes an Affected Person under any Transaction Document (and from time to time thereafter upon the reasonable request of the Sellers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Sellers or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Sellers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Sellers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Sellers or the Administrative Agent as may be necessary for the Sellers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicers’ obligations hereunder.

(j) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Sellers and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04. Inability to Determine Rates; Change in Legality.

(a) Subject to Section 5.06, if, on any day of any Yield Period for any SOFR Investment:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily One Month Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii) the Majority Group Agents determine that for any reason in connection with any request for a SOFR Investment or a conversion thereto or a continuation thereof that Daily One Month Term SOFR does not adequately and fairly reflect the cost to the applicable Purchasers of funding such Portion of Capital, and the Majority Group Agents have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Sellers and each Purchaser.

Upon notice thereof by the Administrative Agent to the Sellers, any obligation of the Purchasers to fund SOFR Investments, and any right of the Sellers to continue SOFR Investments or to convert Base Rate Investments to SOFR Investments, shall be suspended (to the extent of the affected SOFR Investments) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Group Agents) revokes such notice. Upon receipt of such notice, (i) the Sellers may revoke any pending request for any SOFR Investment (to the extent of the affected SOFR Investment) or, failing that, the Sellers will be deemed to have converted any such request into a request for an Investment of or conversion to a Base Rate Investments in the amount specified therein and (ii) any outstanding affected SOFR Investment will be deemed to have been immediately converted into a Base Rate Investment. Upon any such conversion, the Sellers shall also pay accrued Yield on the amount so converted, together with any additional amounts required pursuant to Section 5.02. Subject to Section 5.06 if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily One Month Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the Yield on Base Rate Investment shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) If any Purchaser determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser or its applicable lending office to make, maintain or fund Investments with a Yield Rate determined by reference to SOFR, the Term SOFR Reference Rate or Daily One Month Term SOFR, or to determine or charge Yield based upon SOFR, the Term SOFR Reference Rate or Daily One Month Term SOFR, then, upon notice thereof by such Purchaser (or its Group Agent on its behalf) to the Sellers (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the

Purchasers to make SOFR Investments, and any right of any Seller to continue SOFR Investments or to convert Base Rate Investments to SOFR Investments, shall be suspended, and (b) the Yield Rate on which Base Rate Investments shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Purchaser (or its Group Agent on its behalf) notifies the Administrative Agent and the Sellers that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Sellers shall, if necessary to avoid such illegality, upon demand from any Purchaser (or its Group Agent on its behalf) (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Investments to Base Rate Investments (the Yield Rate of which Base Rate Investments shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Yield Period therefor, if all affected Purchasers may lawfully continue to maintain such SOFR Investments to such day, or immediately, if any Purchaser may not lawfully continue to maintain such SOFR Investments to such day, in each case until the Administrative Agent is advised in writing by each affected Purchaser (or its Group Agent on its behalf) that it is no longer illegal for such Purchaser to determine or charge a Yield Rate upon SOFR, the Term SOFR Reference Rate or Daily One Month Term SOFR. Upon any such prepayment or conversion, each Seller, jointly and severally, shall also pay accrued Yield and Fees on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

SECTION 5.05. Back-Up Security Interest.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by each Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Sellers’ obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Sellers of all the terms, covenants and agreements on the part of the Sellers to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, each Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of such Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC or PPSA and all other Applicable Law. Each Seller hereby authorizes the Administrative Agent to file financing statements and any other applicable filings in any applicable jurisdictions describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c) For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of the Sold Assets pursuant to Section 2.01(b) or the Sellers’ grant of a security interest pursuant to Section 15.09, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05 and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 5.06. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Sellers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Purchasers and the Sellers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Majority Group Agents. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.06(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Sellers and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Sellers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 5.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.06.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Sellers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Sellers may revoke any pending request for a SOFR Investment of, conversion to or continuation of a SOFR Investment to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Sellers will be deemed to have converted any such request into a request for an Investment of or conversion to a Base Rate Investment. During any Benchmark Unavailability Period, the Base Rate shall automatically apply for any Portion of Capital accruing Yield at the applicable Bank Rate and any selection by the Sellers of the applicable Bank Rate shall automatically be deemed to be a selection of the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Daily One Month Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Daily One Month Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Daily One Month Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Sellers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Daily One Month Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Sellers, any Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, PPSA filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit J hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Sellers on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) a Seller has delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);

(b) a Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages and Weekly Reports required to be delivered hereunder and under the Purchase and Sale Agreements;

(c) the restrictions with respect to such Investment specified in Section 2.01(a)(i) through (iv) shall not be violated; and

(d) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, each Seller and each Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of each Seller and each Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Cross-Default Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Cross-Default Event, Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

(iv) the Aggregate Capital does not exceed the Facility Limit; and

(v) the Termination Date has not occurred.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicers shall (i) with respect to the U.S. Servicers, be holding in trust for the benefit of the Secured Parties and (ii) with respect to the Canadian Servicer, have set aside funds to be applied in accordance with Section 4.01(c), in the aggregate, an amount of Collections sufficient to pay the sum of (w) all then accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (x) the amount of any Capital Coverage Deficit, (y) the amount of all other accrued and unpaid Seller Obligations (other than Capital) through the date of such Release and (z) all accrued and unpaid interest on the Subordinated Notes through the date of such Release;

(b) the Sellers shall use the proceeds of such Release solely to pay the cash purchase price for Receivables purchased by the Sellers in accordance with the terms of the Purchase and Sale Agreements; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, each Seller and each Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of each Seller and each Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Cross-Default Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Cross-Default Event, Event of Termination or Unmatured Event of Termination would result from such Release;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Release;

(iv) the Aggregate Capital does not exceed the Facility Limit; and

(v) the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Sellers. Each Seller represents and warrants to each Purchaser Party, as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which an Investment shall have occurred, as follows:

(a) Organization and Good Standing. The U.S. Seller has been duly and solely organized in, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power and authority to acquire and own the U.S. Pool Receivables. The Canadian LP has been duly and solely formed in, and is validly existing as a limited partnership in good standing under the laws of the Province of Ontario, Canada, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power and authority to acquire and own the Canadian Pool Receivables. The Canadian GP has been duly and solely organized in, and is validly existing as a corporation in good standing under the laws of the Province of Ontario, Canada, with all requisite corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and in the Canadian Seller’s Limited Partnership Agreement.

(b) Due Qualification. The U.S. Seller is in good standing in the State of Delaware, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of the U.S. Originator Receivables pursuant to the U.S. Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents. The Canadian Seller is in good standing in the Province of Ontario, Canada, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of the Canadian Originator Receivables pursuant to the Canadian Purchase and Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents.

(c) Power and Authority; Due Authorization. It (i) has all necessary limited liability company or limited partnership, as applicable, power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) acquire the Pool Receivables and Related Security pursuant to the applicable Purchase and Sale Agreement and own, sell, pledge, hold, maintain, collect and service the Pool Receivables and Related Security and (D) grant a security interest in the Seller Collateral and the Sold Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the grant of a security interest in the Seller Collateral and the Sold Assets on the terms and conditions herein provided.

(d) Valid Security; Binding Obligations. This Agreement creates a valid and continuing ownership or security interest in such Seller’s right, title and interest in, to and under the Seller Collateral and the Sold Assets, enforceable against creditors of, and purchasers from, such Seller; and this Agreement constitutes, and each other Transaction Document to be signed by such Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or operating agreement (including, in the case of the Canadian Seller, the Canadian Seller’s Limited Partnership Agreement), as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which such Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of such Seller’s properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Sold Assets or the Seller Collateral or the consummation of the purposes of this Agreement or of any other Transaction Document, (iii) seeking any determination or ruling that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) in which there is a reasonable likelihood of a determination adversely affecting the federal income tax attributes of the Investments or Releases hereunder.

(g) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for (i) the filing of the UCC and PPSA financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly made and shall be in full force and effect, (ii) those that have been made or obtained and are in full force and effect or (iii) where the failure to have such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against such Seller or its properties. To such Seller’s knowledge, no threat by any Person has been made to attempt to obtain any injunction, decree or other decision by any Governmental Authority against it or its properties.

(i) Use of Proceeds. The use of all funds obtained by such Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(j) Quality of Title. Such Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Security. All Seller Collateral is owned by the Sellers free and clear of any Adverse Claim. The Administrative Agent has acquired and maintains a valid ownership or first priority perfected security interest in the Sold Assets and the Seller Collateral, free and clear of any Adverse Claim. No financing statement or other instrument similar in effect covering any Sold Assets or the Seller Collateral is on file in any recording office, except such as may be filed (i) in favor of a Seller in accordance with any Transaction Document (and assigned to the Administrative Agent) or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document.

(k) Accurate Reports. No Information Package, Weekly Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Dayforce Party or any of their respective Affiliates to Administrative Agent, any Group Agent or any other Secured Party in connection with the Sold Assets, the Seller Collateral, this Agreement or the other Transaction Documents: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to (x) projected financial information and information of a general economic or industry specific nature, such Seller represents only that such information has been prepared in good faith based on assumptions believed by such Seller to be reasonable at the time such information was delivered and (y) any information, document or report provided by a third-party, such Seller represents only that such information is true and correct in all material respects to the knowledge of the Dayforce Parties.

(l) UCC/PPSA Details. Such Seller’s true legal name as registered in the sole jurisdiction in which it is organized or formed, the jurisdiction of such organization or formation, its organizational identification number, if any, as designated by the jurisdiction of its organization or formation, its federal employer identification number, if any, and the location of its registered office, domicile, chief executive office and principal place of business (each, a “Chief Office”) are specified in Schedule 7.01(l) and the offices where the Sellers keeps all their Records are located at the addresses specified in Schedule 7.01(l) (or at such other locations, notified to the Administrative Agent in accordance with Section 8.01(f)), in jurisdictions where all actions required under Section 9.06 have been taken and completed. Except as described in Schedule 7.01(l), such Seller has not, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Such Seller is organized only in a single jurisdiction.

(m) Lock-Box Accounts and Originator Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II. The names and addresses of all of the Originator Banks, together with the account numbers of the Originator Accounts at such Originator Banks, are specified in Schedule II.

(n) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or on the date of any Information Package or Weekly Report, in each case, constitutes an Eligible Receivable on such date.

(o) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(p) Security. The Investments being provided for hereunder do not constitute a Security.

(q) Adverse Change. Since December 31, 2023, there has been no event or occurrence that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(r) Credit and Collection Policies. It has engaged the applicable Servicer to service the Pool Receivables in accordance with the Credit and Collection Policy and all Applicable Law, and such policies have not changed since the Closing Date, except in accordance with this Agreement.

(s) Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject.

(t) Financial Information. All financial statements of such Seller delivered to Administrative Agent in accordance with Section 8.02(a) fairly present in all material respects the financial position of such Seller and its results of operations as of the date and for the period presented or provided in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the absence of footnotes and, other than in the case of annual financial statements, normal year-end adjustments), as applicable.

(u) Investment Company Act. No Seller is required to register as an “investment company” under (and as defined in) the Investment Company Act.

(v) Covered Fund. No Seller is a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that no Seller is a “covered fund” under the Volcker Rule, each Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.

(w) No Other Obligations. No Seller has outstanding any Security of any kind, except (i) membership interests issued to Dayforce Licensing, Dayforce Canada or the Canadian GP, as applicable, in connection with its organization and (ii) the Subordinated Notes, and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to any Seller, in each case, other than as will occur in accordance with the Transaction Documents.

(x) [Reserved].

(y) Ordinary Course of Business. Each remittance of Collections by or on behalf of such Seller pursuant to the Transaction Documents will have been (i) in payment of an obligation incurred by such Seller in the ordinary course of business or financial affairs of such Seller and (ii) made in the ordinary course of business or financial affairs of such Seller.

(z) Tax Status. Such Seller (i) has timely filed all federal income and other material Tax returns required to be filed by it, and (ii) has paid, or caused to be paid, all federal income and other material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(aa) Disregarded Entity; Tax Residency. The U.S. Seller (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a U.S. Person for U.S. federal income tax purposes and (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The U.S. Seller is not subject to any Tax in any jurisdiction outside the United States. The U.S. Seller is not subject to any material Taxes imposed by a state or local taxing authority. The Canadian LP is, and at all relevant times has been since formation, a “Canadian partnership” for the purposes of the Income Tax Act (Canada). Neither the Canadian LP nor the Canadian GP is subject to any Tax in any jurisdiction outside of Canada. The Canadian LP is not and has not at any relevant time been a “SIFT partnership” as defined in Part IX.1 of the Income Tax Act (Canada).

(bb) Sanctions. None of the Sellers, any Affiliate or Subsidiary thereof, or any of their respective directors, officers or employees, is a Sanctioned Person.

(cc) Proceeds. No Investment or Release or use of proceeds thereof or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Dayforce Party or any Purchaser Party.

(dd) Solvency. Such Seller is Solvent.

(ee) Opinions. The facts regarding each Dayforce Party, the Pool Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(ff) Perfection Representations.

(i) This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC or PPSA) in such Seller’s right, title and interest in, to and under the Sold Assets and Seller Collateral which (A) ownership or security interest has been perfected and is enforceable against creditors of and purchasers from such Seller and (B) will be free of all Adverse Claims in such Sold Assets and Seller Collateral.

(ii) The Pool Receivables constitute (A) in the case of U.S. Originator Receivables, “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC and (B) in the case of Canadian Originator Receivables, “accounts” within the meaning of the PPSA.

(iii) Prior to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, such Seller owns and has good and marketable title to such Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person. After giving effect to the sale of, or grant of security interest in, the Sold Assets and Seller Collateral hereunder, the Administrative Agent owns or has a first priority perfected security interest in the Sold Assets and Seller Collateral free and clear of any Adverse Claim of any Person.

(iv) All appropriate financing statements, financing statement amendments, continuation statements, financing change statements and other applicable lien filings have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (A) the sale and contribution of the Receivables and Related Security from each applicable Originator to such Seller pursuant to the applicable Purchase and Sale Agreement and the Quebec Assignment and (B) the Sellers’ sale of, and grant of a security interest in, the Sold Assets and Seller Collateral to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, such Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Assets or Seller Collateral except as permitted by this Agreement and the other Transaction Documents. Such Seller has not authorized the filing of and is not aware of any financing statements or other lien filing filed against such Seller that include a description of collateral covering any portion of the Sold Assets or Seller Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. Such Seller is not aware of any judgment lien, ERISA lien or tax lien filing against such Seller.

(gg) The Originator Accounts, Lock-Box Accounts and Trust Accounts.

(i) Nature of Accounts. Each U.S. Lock-Box Account, each U.S. Originator Account and each Trust Account constitutes a “deposit account” within the meaning of the applicable UCC. Each Canadian Lock-Box Account and each Canadian Originator Account constitutes an “account” within the meaning of the PPSA.

(ii) Ownership. Each Lock-Box Account is in the name of a Seller, and the relevant Seller owns and has good and marketable title to each applicable Lock-Box Account free and clear of any Adverse Claim. Each Trust Account is in the name of the Trust, and the Trust owns and has good and marketable title to each Trust Account free and clear of any Adverse Claim. Each Originator Account is in the name of an Originator, and an Originator owns and has good and marketable title to each Originator Account free and clear of any Adverse Claim.

(iii) Perfection of Lock-Box Accounts. On and after the Second Post-Closing Date, the Sellers have delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box Account without further consent by any Seller, any Servicer or any other Person. On and after the Second Post-Closing Date, the Administrative Agent has (x) “control” (as defined in Section 9-104 of the UCC) over each U.S. Lock-Box Account and (y) a perfected security interest over each Canadian Lock-Box Account.

(iv) Control of Trust Accounts. The Trust has delivered to the Administrative Agent and the Trustee a fully executed Trust Account Instruction Letter relating to each Trust Account. Pursuant to the Trust Agreement and the Trust Account Instruction Letter, the Trustee has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in each Trust Account without further consent by the Trust, any Originator, any Servicer or any other Person.

(v) Instructions. None of the Lock-Box Accounts are in the name of any Person other than a Seller. Neither any Seller nor any Servicer has consented to the applicable Lock-Box Bank complying with instructions of any Person other than the Administrative Agent. None of the Trust Accounts are in the name of any Person other than the Trust. Neither the Trust nor the Trustee has consented to the applicable Trust Bank complying with instructions of any Person other than the Trust or the Trustee. None of the Originator Accounts are in the name of any Person other than an Originator. Neither any Originator nor any Servicer has consented to the applicable Originator Bank complying with instructions of any Person other than an Originator.

(hh) Other Transaction Documents. Each representation and warranty made by such Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(ii) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Investment or any Release or from the application of proceeds therefrom, that constitutes or could reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(jj) [Reserved].

(kk) Canadian Defined Benefit Plan. The Canadian Seller has not sponsored, maintained, contributed to, or otherwise incurred liability under any Canadian Defined Benefit Plan.

(ll) Certification of Beneficial Owner and Other Additional Information. Each Seller will promptly provide to the Administrative Agent and the Group Agents: (i) following any change that would result in a change to the status of such Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, a Certification of Beneficial Owner complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and the Group Agents, and (ii) such other information and documentation (including an updated Certification of Beneficial Owner) as may reasonably be requested by the Administrative Agent or any Group Agent from time to time for purposes of compliance by the Administrative Agent or such Group Agent with Applicable Laws (including the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Group Agent to comply therewith.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02. Representations and Warranties of the Servicers. Each Servicer represents and warrants to each Purchaser Party, as of the Closing Date, on each Settlement Date, on the date of each Release and on each day on which an Investment shall have occurred, as follows:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation or national trust bank, as applicable (or other business entity in the case of any successor of any Servicer) in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Qualification. It is duly qualified to do business as a corporation or national trust bank, as applicable, in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, and (C) service the Pool Receivables and Related Security in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the servicing of the Pool Receivables in accordance with the provisions hereof.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not (i) conflict with or result in any breach or (without notice or lapse of time or both) a default under, (A) its organizational documents or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the servicing of the Receivables or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) in which there is a reasonable likelihood of a determination adversely affecting the federal income tax attributes of the Investments or Releases hereunder.

(g) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for (i) the filing of the UCC and PPSA financing statements referred to in Article VI, all of which, at the time required in Article VI, shall have been duly made and shall be in full force and effect and any filings required under applicable securities laws, (ii) those that have been made or obtained and are in full force and effect or (iii) where the failure to have such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Financial Condition. The Servicers have furnished to the Administrative Agent the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Performance Guarantor as of and for the fiscal year ended December 31, 2023, reported on by its independent public accountants. All financial statements of the Performance Guarantor and its consolidated Subsidiaries referenced above or delivered to the Administrative Agent pursuant to Section 8.05(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the Performance Guarantor and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2023, there has been no change in the business, property, operation or condition of the Performance Guarantor and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

(i) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Servicer, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against (i) any Dayforce Party or any of their Subsidiaries or against any of their properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) any Seller.

(j) Accurate Reports. No Information Package, Weekly Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Dayforce Party or any of their respective Affiliates to Administrative Agent, any Group Agent or any other Secured Party in connection with the Sold Assets, the Seller Collateral, this Agreement or the other Transaction Documents: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to (x) projected financial information and information of a general economic or industry specific nature, such Servicer represents only that such information has been prepared in good faith based on assumptions believed by such Servicer to be reasonable at the time such information was delivered and (y) any information, document or report provided by a third-party, such Servicer represents only that such information is true and correct in all material respects to the knowledge of the Dayforce Parties.

(k) Lock-Box Accounts and Originator Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II. The names and addresses of all of the Originator Banks, together with the account numbers of the Originator Accounts at such Originator Banks, are specified in Schedule II.

(l) [Reserved].

(m) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment or on the date of any Information Package or Weekly Report, in each case, constitutes an Eligible Receivable on such date.

(n) Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 8.03(c) and 8.06(c).

(o) Adverse Change. Since December 31, 2023, there has been no event or occurrence that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(p) Compliance with Law. It has complied with all Applicable Law, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Investment Company Act. Such Servicer is not required to register as an “investment company” under (and as defined in) the Investment Company Act.

(r) Employee Benefit Plans. No ERISA Event has occurred, or could reasonably be expected to occur, that would reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which would reasonably be expected to result in a Material Adverse Effect.

(s) [Reserved].

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Tax Status. Such Servicer (i) has timely filed all income and other material Tax returns required to be filed by it and (ii) has paid or caused to be paid all income and other material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(v) Sanctions. None of the Dayforce Parties, any Affiliate or Subsidiary thereof, or any of their respective directors, officers or employees, is a Sanctioned Person.

(w) Receivables Facility. The facility established by this Agreement and the other Transaction Documents constitutes a “Receivables Facility” and each Seller constitutes a “Receivables Subsidiary”, in each case, as defined in the Credit Agreement.

(x) Solvency. Such Servicer is Solvent.

(y) Subordinated Note. Each Subordinated Note is owned directly by a U.S. Originator, free and clear of any Adverse Claim other than any Adverse Claim in favor of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto.

(z) Opinions. The facts regarding each Dayforce Party, the Pool Receivables, the Related Security, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(aa) Other Transaction Documents. Each representation and warranty made by such Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(bb) Disregarded Entity; Tax Residency. The U.S. Seller (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a U.S. Person for U.S. federal income tax purposes and (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The U.S. Seller is not subject to any Tax in any jurisdiction outside the United States. The U.S. Seller is not subject to any material Taxes imposed by a state or local taxing authority. The Canadian LP is, and at all relevant times has been since formation, a “Canadian partnership” for the purposes of the Income Tax Act (Canada). Neither the Canadian LP nor the Canadian GP is subject to any Tax in any jurisdiction outside of Canada. The Canadian LP is not and has not at any relevant time been a “SIFT partnership” as defined in Part IX.1 of the Income Tax Act (Canada).

(cc) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Investment or any Release or from the application of proceeds therefrom, that constitutes or could reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(dd) Proceeds. No Investment or Release or use of proceeds thereof or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Dayforce Party or any Purchaser Party.

(ee) Canadian Defined Benefit Plan. The Canadian Servicer has not sponsored, maintained, contributed to, or otherwise incurred liability under any Canadian Defined Benefit Plan.

(ff) Trust.

(i) No Debt. The Trust does not have any Debt (other than any Repurchase Agreement) and has not guaranteed or otherwise become directly or indirectly liable on any Debt (other than any Repurchase Agreement that it is a party to).

(ii) Employees. The Trust does not have any employees.

(iii) Liens. The Trust does not have any Liens on any of its assets other than Liens created pursuant to the Transaction Documents.

(iv) Activities. The Trust has not engaged in any activities (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents.

(v) Assets. The Trust has not held out its credit or assets as being available to satisfy the debts of others.

(vi) Relationships. The Trust has maintained an arm’s-length relationship with each Originator, the Performance Guarantor, each Servicer and each of their Affiliates.

(vii) Records. The Trust has maintained (or caused to be maintained) separate records, books of account and financial statements (which taken as a whole shall be sufficient to permit a determination of the Trust’s assets and liabilities and to permit a determination of the obligor thereon and the time for performance on the Trust’s obligations) from those of any Affiliate of the Trust.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Affirmative Covenants of the Sellers. At all times from the Closing Date until the Final Payout Date, the Sellers, the Canadian LP and the Canadian GP shall, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all Applicable Laws with respect to it, the Pool Receivables and each of the related Contracts.

(b) Preservation of Existence. Preserve and maintain its limited liability company, limited partnership or corporate existence, rights, franchises and privileges in the jurisdiction of its organization or formation, and qualify and remain qualified in good standing as a foreign limited liability company or corporation or extra-provincial partnership or corporation in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Inspections. (i) From time to time, upon reasonable notice from the Administrative Agent and at reasonable times during regular business hours permit each Group Agent, the Administrative Agent or any of their respective agents or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent or such Group Agent, as applicable, (A) to examine and make copies of and abstracts from all Records of the Dayforce Parties, regardless of whether in the possession or under the control of any Seller or its Affiliates or agents, and (B) to visit the offices and properties of any Seller or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or any Seller’s performance hereunder with any of the officers or employees of such Seller or its Affiliates and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent, permit certified public accountants or other consultants or auditors acceptable to the Administrative Agent to conduct, at the Sellers’ expense, a review of any Seller’s books and records relating to Pool Receivables, the Sold Assets and the Seller Collateral; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, the Sellers shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year.

(d) Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables, in each case, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to a Servicer), all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security and the identification and reporting of all Excluded Receivables (including records adequate to permit the daily identification of each new Pool Receivable and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, upon the request of the Administrative Agent, deliver or cause the Servicers to deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e) Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such non-compliance occurs or (ii) an Event of Termination has occurred and is continuing, an Originator or a Seller makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the applicable Purchase and Sale Agreement.

(f) Location of Records. Keep its Chief Office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of such Seller referred to in Section 7.01(m) or, upon 30 days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g) Credit and Collection Policies. Cause the Servicers to service the Pool Receivables in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto except as permitted under Sections 8.03(c) and 8.06(c).

(h) Collections. Instruct or cause the Servicers to instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to be deposited directly in (i) with respect to any U.S. Trade Receivable, (x) a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement or (y) a U.S. Originator Account that is not subject to any Adverse Claim, (ii) with respect to any Canadian Trade Receivable, (x) a Canadian Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Canadian Lock-Box Agreement or (y) a Canadian Originator Account that is not subject to any Adverse Claim or (iii) with respect to any Earned Pay Receivable, a Trust Account that is covered by an effective Trust Account Instruction Letter that has been delivered to the Trustee. The Sellers (or the Servicers on its behalf) shall cause the full amount of Collections deposited in each Trust Account to be swept daily into a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement. If requested by the Administrative Agent or if an Event of Termination has occurred and is continuing, the Sellers (or the Servicers on its behalf) shall cause the full amount of Collections deposited in each Originator Account to be transferred into a Lock-Box Account of the relevant Seller that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Lock-Box Agreement, within two (2) Business Days of receipt in such Originator Account. In the event that any Seller or any of its Affiliates otherwise receives any Collections, the Sellers (or the Servicers on their behalf) will deposit such Collections in a Lock-Box Account of the relevant Seller that, if such date of determination is on or after the Second Post-Closing Date, is covered by a Lock-Box Agreement within two (2) Business Days of such receipt thereof. In the event that any funds other than Collections are deposited into any Lock-Box Account, such Seller (or the Servicers on its behalf) shall within two (2) Business Days of receipt thereof identify and transfer such funds out of such Lock-Box Account. The Sellers shall (or shall cause the Servicers on their behalf to) at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time and (ii) segregate within two (2) Business Days Collections of Pool Receivables from property of the Servicers, the Originators, each other Dayforce Party and their respective Affiliates other than the Sellers. The Sellers shall (or shall cause the Servicers on their behalf to) ensure that no disbursements are made from any Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Sellers for the purposes of application in accordance with this Agreement.

(i) Right and Title. Hold all right, title and interest in each (i) with respect to the U.S. Seller, U.S. Pool Receivable or (ii) with respect to the Canadian Seller, each Canadian Pool Receivable, in each case, except to the extent that any such right, title or interest has been transferred or granted to the Administrative Agent (on behalf of the Secured Parties).

(j) Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and operating agreement.

(k) Enforcement of Purchase and Sale Agreement. On its own behalf and on behalf of the Purchaser Parties and the Administrative Agent, (x) promptly enforce all covenants and obligations of each Originator contained in the applicable Purchase and Sale Agreement and (y) if an Event of Termination or Purchase and Sale Termination Event has occurred and is continuing, take such actions under the applicable Purchase and Sale Agreement as may be reasonably directed by the Administrative Agent.

(l) Filing of Financing Statements; Etc. (i) On the date hereof, cause the financing statements and other lien filings described in Section 6.01 to be duly filed in the appropriate jurisdictions and (ii) a reasonable time thereafter, provide the Administrative Agent with acknowledgment copies of all such filed financing statements and other lien filings.

(m) Policies and Procedures. Institute and continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws and Sanctions.

(n) Commingling. The Sellers (or the Servicers on their behalf) will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Lock-Box Account other than Collections on Pool Receivables and collections on Excluded Receivables.

(o) Disregarded Entity. With respect to the U.S. Seller, take such actions as may be necessary to at all relevant times continue to be a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code. The Canadian Seller shall not take any action that would cause it to become subject to net income taxes in Canada or cause it to cease to be a “Canadian partnership” as defined in the Income Tax Act (Canada).

(p) Taxes. Each Seller (i) shall timely file all Tax returns required to be filed by it, and (ii) shall pay, or cause to be paid, all Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(q) Jurisdiction of Organization. The U.S. Seller shall at all times maintain its jurisdiction of organization in the State of Delaware. The Canadian Seller shall at all times maintain its jurisdiction of formation in the Province of Ontario, Canada.

(r) Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent during the existence of an Event of Termination, the Sellers shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are reasonably necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(s) Commingling. The Sellers will ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

SECTION 8.02. Reporting Requirements of the Sellers. From the Closing Date until the Final Payout Date, the Sellers shall furnish or cause to be furnished to the Administrative Agent and each Group Agent each of the following:

(a) Financial Statements. As soon as available and in any event within 90 days after the end of the fiscal year of each Seller, copies of the unaudited annual income statement and balance sheet of each Seller, prepared in conformity with GAAP (subject to the absence of footnotes), duly certified by a Financial Officer of such Seller with respect to such fiscal year.

(b) Information Packages and Weekly Reports. (i) As soon as available and in any event not later than (x) two (2) Business Days prior to each Settlement Date and (y) September 19, 2024, in each case, an Information Package signed by the Servicers and for the most recently completed Settlement Period and (ii) if a Ratings Event has occurred and is continuing, a Weekly Report not later than the second Business Day of each calendar week, that has been signed by the Servicers and as of the most recently completed calendar week; provided, that the Administrative Agent may modify, in any reasonable respect, the information required to be provided by the Servicers in, or the form of, the Information Package or the Weekly Report upon reasonable prior notice to the Sellers.

(c) ERISA. Promptly after a Responsible Officer of any Seller becomes aware of the occurrence thereof, a notice of the occurrence of any ERISA Event that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Events of Termination. Notice of the occurrence of any Cross-Default Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of a Seller setting forth reasonable details of such event and the action that the Sellers propose to take with respect thereto, such notice to be provided promptly (but not later than five (5) Business Days) after any Seller obtains knowledge of any such event.

(e) Litigation. Promptly, and in any event within five (5) Business Days of any Seller’s knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Seller and (ii) any material adverse change in any such litigation previously disclosed by it.

(f) Agreed Upon Procedures Report. Not later than the last day of each calendar year (at the sole cost and expense of the Sellers), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Group Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicers and the Originators for the prior calendar year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Group Agent. The above agreed upon procedure shall be counted as an audit/inspection for purposes of Section 8.01(c) of this Agreement.

(g) Change in Credit and Collection Policies. At least fifteen (15) Business Days prior to the effectiveness of any change in or amendment to the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any material portion of newly created Pool Receivables, a written notice (A) indicating such change or amendment and (B) requesting the Administrative Agent’s and the Group Agent’s consent thereto.

(h) Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Group Agent of any change in (i) the external accountants of any Seller, any Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of any Seller or any Originator (it being understood that any change to the manner in which any Seller or any Originator accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(i) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Seller or any other Dayforce Party as the Administrative Agent or any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

(j) [Reserved].

(k) Purchase and Sale Agreement. Promptly, and in any event within five (5) Business Days of any Seller’s knowledge thereof, notice of the occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.

(l) Agreed Upon Procedures. In addition, the Sellers shall cooperate with the Servicers and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g).

(m) Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of a Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, such Seller shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 8.03. Negative Covenants of the Sellers. From the Closing Date until the Final Payout Date, the Sellers shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, do or permit to occur any act or circumstance that they have covenanted not to do or permit to occur in any Transaction Document to which they are a party in any capacity, or:

(a) Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the applicable Purchase and Sale Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Originator Account, Lock-Box Account or Trust Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(b) Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such extension, amendment, waiver or modification occurs or (ii) an Event of Termination has occurred and is continuing, unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith on the Settlement Date following the related Cut-Off Date (in the case of a Capital Coverage Deficit) or within two (2) Business Days (in the case of an Event of Termination).

(c) Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any material portion of newly created Pool Receivables without the prior written consent of the Administrative Agent and the Group Agents, (ii) make any change in the character of its business or amend, waive or otherwise modify its operating agreement or certificate of formation without the prior written consent of the Administrative Agent and the Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which any Seller is a party or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d) Change in Payment Instructions to Obligors. Deposit Collections or cause Collections to be deposited in any deposit account or lock-box account (or related lock-box, if applicable) other than those listed in Schedule II, unless the Administrative Agent shall have previously received (x) duly executed copies of all Lock-Box Agreements with each applicable Lock-Box Bank and (y) duly executed copies of all Trust Account Instruction Letters with respect to the applicable new deposit account or lock-box account that will become Trust Accounts; provided, that a Lock-Box Account or Trust Account may not be terminated unless the payments from Obligors that are being sent to such Lock-Box Account or Trust Account will, upon termination of such Lock-Box Account or Trust Account and at all times thereafter, be deposited in a separate Lock-Box Account covered by a Lock-Box Agreement or a Trust Account covered by a Trust Account Instruction Letter that has been delivered to the Trustee.

(e) Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Administrative Agent and the Group Agents, (i) change the location of any office at which Records are maintained, (ii) be a party to any merger, amalgamation or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables or any interest therein (other than as provided herein and in the Purchase and Sale Agreements) to any Person or (iii) have any Subsidiaries.

(f) Change in Lock-Box Banks and Trust Banks. (i) Add any bank or lock-box account not listed on Schedule II as a Lock-Box Bank or Lock-Box Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) add any bank or lock-box account not listed on Schedule II as a Trust Bank or Trust Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Trust Account Instruction Letters and/or amendments thereto covering each such new bank and lock-box account, (iii) terminate any Trust Bank, Trust Account, Trust Account Instruction Letter, Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account will, upon termination of such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in (x) a Lock-Box Account with a Lock-Box Bank covered by a Lock-Box Agreement or (y) a Trust Account with a Trust Bank covered by a Trust Account Instruction Letter that has been delivered to the Trustee, (iv) amend, supplement or otherwise modify any Lock-Box Agreement or Trust Account Instruction Letter without the prior written consent of the Administrative Agent and the Majority Group Agents or (v) establish or maintain any Canadian Lock-Box Account or Canadian Originator Account at any bank that is an Affected Person.

(g) Deposits to Accounts. (i) Deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Trade Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) that is not either (x) if such date of determination is on or after the Second Post-Closing Date, covered by a Lock-Box Agreement or (y) an Originator Account, (ii) deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Earned Pay Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) other than a Trust Account or a Lock-Box Account or (iii) permit funds other than Collections on Pool Receivables and collections on Excluded Receivables to be deposited into any Lock-Box Account.

(h) Debt and Business Activity. (i) Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, (ii) purchase any asset, (iii) make any investment by share purchase loan or otherwise or (iv) engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and operating agreement.

(i) Change in Organization, Etc. Without the prior written consent of the Administrative Agent and the Group Agents, (i) change its jurisdiction of organization or formation or its name, identity or corporate structure or create any divisions, (ii) change its Chief Office or (iii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective. No Seller shall (and will not permit any Originator or Servicer to) amend or otherwise modify or waive its operating agreement or certificate of formation, articles of incorporation, including for greater certainty, the Canadian Seller’s Limited Partnership Agreement and the articles of the Canadian GP, or any provision thereof without the prior written consent of the Administrative Agent and the Group Agents.

(j) Actions Impairing Quality of Title. Take any action that could cause any Pool Receivable, together with the Related Security, not to be owned by it free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Pool Receivables, Lock-Box Accounts and Related Security (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable on file in any recording office except such as may be filed (i) in favor of any Seller in accordance with any Transaction Document or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document.

(k) [Reserved].

(l) Actions by Originators. Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreements, no Seller will consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the applicable Purchase and Sale Agreement, or (ii) any waiver of or departure from any term set forth in Article V of the applicable Purchase and Sale Agreement, in each case, without the prior written consent of the Administrative Agent.

(m) Sanctions. No Seller shall, and will ensure that its respective Subsidiaries and Affiliates and their respective directors, officers, employees, agents, and joint venture partners shall not: (i) use, directly or indirectly, all or any part of the proceeds of any Investment or Release, for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned country or territory, or in any other manner that would result in violation of Sanctions applicable to any Dayforce Party or any Purchaser Party; or (ii) fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.

(n) Anti-Corruption Laws. None of: (i) the Sellers, any Subsidiary or Affiliate thereof, or any of their respective directors, officers or employees; or (ii) any Person acting on behalf of any Seller or any Subsidiary or Affiliate thereof, shall directly or knowingly indirectly use all or any part of the proceeds of any Investment or Release for any purpose that would breach any Anti-Corruption Laws.

(o) Canadian Defined Benefit Plan. The Canadian Seller shall not sponsor, maintain, contribute to, or otherwise incur liability under, any Canadian Defined Benefit Plan.

SECTION 8.04. Affirmative Covenants of the Servicers. At all times from the Closing Date until the Final Payout Date, each Servicer shall, unless the Administrative Agent and the Majority Group Agents shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply with all Applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or extra-provincial corporation, as applicable, in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Inspections. (i) From time to time, upon reasonable notice from the Administrative Agent and at reasonable times during regular business hours permit each Group Agent, the Administrative Agent or any of their respective agents or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent or such Group Agent, as applicable, (A) to examine and make copies of and abstracts from all Records of the Dayforce Parties, regardless of whether in the possession or under the control of the Servicers or their Affiliates or agents, and (B) to visit the offices and properties of the Servicers or their agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or the Servicers’ performance hereunder with any of the officers or employees of the Servicers or their Affiliates and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent, permit certified public accountants or other consultants or auditors acceptable to the Administrative Agent to conduct, at the Servicers’ expense, a review of any Servicer’s books and records relating to Pool Receivables, the Sold Assets and the Seller Collateral; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, the Servicers shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year. If a Ratings Event has occurred and is continuing, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Originator Accounts, Lock-Box Accounts and the Trust Accounts.

(d) Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables, in each case, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security and the identification and reporting of all Excluded Receivables (including records adequate to permit the daily identification of each new Pool Receivable and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, upon request of the Administrative Agent, deliver the originals of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, an Originator or a Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the applicable Purchase and Sale Agreement.

(f) Location of Records. Keep its Chief Office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the applicable Servicer referred to in Schedule 8.04(f) or, upon 30 days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 shall have been taken and completed.

(g) [Reserved].

(h) Collections. Instruct all Obligors to cause all Collections of Pool Receivables and the Related Security to be deposited directly in (i) with respect to any U.S. Trade Receivable, (x) a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement or (y) a U.S. Originator Account that is not subject to any Adverse Claim, (ii) with respect to any Canadian Trade Receivable, (x) a Canadian Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Canadian Lock-Box Agreement or (y) a Canadian Originator Account that is not subject to any Adverse Claim or (iii) with respect to any Earned Pay Receivable, a Trust Account that is covered by an effective Trust Account Instruction Letter that has been delivered to the Trustee. The Servicers shall cause the full amount of Collections deposited in each Trust Account to be swept daily into a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement. If requested by the Administrative Agent or if an Event of Termination has occurred and is continuing, the Servicers shall cause the full amount of Collections deposited in each Originator Account to be transferred into a Lock-Box Account of the relevant Seller that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Lock-Box Agreement, within two (2) Business Days of receipt in such Originator Account. The Servicers shall take commercially reasonable action to ensure that (i) Collections of U.S. Trade Pool Receivables and the Related Security are deposited by the related Obligor directly in a U.S. Lock-Box Account or a U.S. Originator Account, (ii) Collections of Canadian Pool Receivables and the Related Security are deposited by the related Obligor directly in a Canadian Lock-Box Account or a Canadian Originator Account and (iii) no funds other than Collections on Pool Receivables and collections on Excluded Receivables are deposited into any Lock-Box Account. In the event that any Servicer or any of its Affiliates otherwise receives any Collections, the Servicers will deposit such Collections in a Lock-Box Account of the relevant Seller that, if such date of determination is on or after the Second Post-Closing Date, is covered by a Lock-Box Agreement within two (2) Business Days of such receipt thereof. If an Event of Termination occurs at any time prior to the Second Post-Closing Date, the Servicers shall promptly remit (or cause to be promptly remitted) to a Lock-Box Account of the relevant Seller covered by an effective Lock-Box Agreement or to the Administrative Agent (or as otherwise directed by the Administrative Agent at such time), all Collections on Pool Receivables received by any Dayforce Party or any of their Affiliates. In the event that any funds other than Collections are deposited into any Lock-Box Account, the Servicers shall within two (2) Business Days identify and transfer such funds out of such Lock-Box Account. The Servicers shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Pool Receivables received from time to time and (ii) segregate within two (2) Business Days Collections of Pool Receivables from property of the Servicers, the Originators, each other Dayforce Party and their respective Affiliates other than the Sellers. The Servicers shall ensure that no disbursements are made from any Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Sellers for the purposes of application in accordance with this Agreement.

(i) Transaction Documents. Comply with each of its covenants and agreements under each Transaction Document to which it is a party in any capacity.

(j) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to each Pool Receivable that is a Trade Receivable in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Pool Receivable.

(k) Insurance. Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with Persons in the same or similar businesses operating in the same or similar locations.

(l) Maintenance of Assets. Other than as could not reasonably be expected to have a Material Adverse Effect, (i) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

(m) Policies and Procedures. Institute and continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws and Sanctions.

(n) Taxes. Each Servicer will (i) timely file all material Tax returns required to be filed by it and (ii) pay, or cause to be paid, all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(o) Commingling. Each Servicer will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Lock-Box Account other than Collections on Pool Receivables and collections on Excluded Receivables.

(p) Maintenance of Ratings. Dayforce shall use commercially reasonable efforts to maintain public corporate family ratings from each of S&P and Moody’s; provided, that in no event shall Dayforce be required to maintain any specific rating with any such agency.

(q) Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent during the existence of an Event of Termination, the Servicers shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are reasonably necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(r) Servicing Programs. If any Servicer is not Dayforce (or an Affiliate of Dayforce) or if any Event of Termination has occurred that has not been waived in accordance with this Agreement and a license or approval is required for the Administrative Agent’s or such successor Servicer’s use of any software or other computer program used by Dayforce (or its Affiliate) in the servicing of the Receivables, then Dayforce shall at its own expense arrange for the Administrative Agent or such successor Servicer to receive any such required license or approval.

(s) Commingling. Each Servicer will, and will cause each Originator to, ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

(t) Obligor Financial Condition. Each Servicer shall take commercially reasonable efforts to monitor the financial condition of the Obligors and to be able to promptly identify any Obligors that are subject to an Event of Bankruptcy.

SECTION 8.05. Reporting Requirements of the Servicers. From the Closing Date until the Final Payout Date, the Servicers shall furnish to the Administrative Agent and each Group Agent each of the following:

(a) (i) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Performance Guarantor, the Performance Guarantor’s consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Performance Guarantor and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Performance Guarantor and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Annual Financial Statements. Within 90 days after the end of each fiscal year ending after the Closing Date, the Performance Guarantor’s consolidated balance sheet and related statements of income and cash flows showing the financial condition of the Performance Guarantor and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing (or another independent public accountant reasonably satisfactory to the Administrative Agent) and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Performance Guarantor and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (which opinion shall not be subject to (x) a “going concern” qualification, except as resulting from, in the good faith determination of the Performance Guarantor, (1) the impending maturity of any Debt and/or the termination of any revolving credit commitment, (2) the breach or anticipated breach of any financial covenant, and (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary; it being understood that notwithstanding the foregoing, any such report may be subject to a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of the relevant audit).

(iii) Compliance Certificate. Together with the financial statements required hereunder, a Compliance Certificate signed by a Financial Officer of a Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Public Reporting. Information required to be delivered pursuant to Sections 8.05(a)(i), 8.05(a)(ii) and 8.05(b)(i) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

(b) Financial Statements and Other Information. The Servicers will furnish to the Administrative Agent and each Group Agent:

(i) promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which Dayforce sends to its stockholders;

(ii) promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than a Seller, the Administrative Agent or any Group Agent, copies of the same;

(iii) promptly following a request therefor, any documentation or other information (including with respect to any Dayforce Party) that the Administrative Agent or any Group Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv) promptly following knowledge thereof, notice of any “event of default” (or similar event) that has occurred under the Credit Agreement; and

(v) from time to time such further information regarding the business, affairs and financial condition of the Dayforce Parties as the Administrative Agent or any Group Agent shall reasonably request.

(c) Information Packages and Weekly Reports. (i) As soon as available and in any event not later than (x) two (2) Business Days prior to each Settlement Date and (y) September 19, 2024, in each case, an Information Package signed by the Servicers and for the most recently completed Settlement Period and (ii) if a Ratings Event has occurred and is continuing, a Weekly Report not later than the second Business Day of each calendar week, that has been signed by the Servicers and as of the most recently completed calendar week; provided, that the Administrative Agent may modify, in any reasonable respect, the information required to be provided by the Servicers in, or the form of, the Information Package or the Weekly Report upon reasonable prior notice to the Servicers.

(d) ERISA. Promptly after such Servicer becomes aware of the occurrence of any ERISA Event, a notice indicating that such event has occurred, accompanied by a written statement of a Financial Officer of such Servicer setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.

(e) Events of Termination. Notice of the occurrence of any Cross-Default Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of such Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than five (5) Business Days) after it obtains knowledge of any such event.

(f) Litigation. As soon as possible, and in any event within five (5) Business Days of its obtaining knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Dayforce Party which may exist at any time which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such litigation previously disclosed by it.

(g) Agreed Upon Procedures Report. Not later than the last day of each calendar year (at the sole cost and expense of the Servicers), a report of an accounting firm or consulting firm reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Group Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicers and the Originators for the prior calendar year. The scope of the above agreed upon procedures report or other reports shall be as reasonably requested by the Administrative Agent or any Group Agent. The above agreed upon procedure shall be counted as an audit/inspection for purposes of Section 8.04(c) of this Agreement.

(h) Change in Credit and Collection Policies or Business. At least fifteen (15) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any material portion of newly created Pool Receivables, a written notice (A) indicating such change or amendment and (B) requesting the Administrative Agent’s and the Group Agent’s consent thereto and (ii) any change in the character of any Servicer’s business that has or would reasonably be expected to, individually or the aggregate, materially and adversely affect the ability of any Servicer to perform its obligations hereunder or otherwise have a Material Adverse Effect or would prevent it from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Majority Group Agents’ consent thereto.

(i) Change in Accountants or Accounting Policy. Promptly notify the Administrative Agent and each Group Agent of any change in (i) the external accountants of any Seller, any Servicer, the Performance Guarantor or any Originator or (ii) any material accounting policy of any Seller or any Originator (it being understood that any change to the manner in which any Originator or any Seller accounts for the Pool Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(j) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Servicer or any other Dayforce Party as the Administrative Agent or any Group Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

SECTION 8.06. Negative Covenants of the Servicers. From the Closing Date until the Final Payout Date, the Servicers shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents do or permit to occur any act or circumstance that it (in its capacity as Servicer) has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Interference. Take any action that would cause any Seller or any Originator to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b) Extension or Amendment of Receivables. Except as permitted under Section 9.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c) Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially and adversely affect the collectability of the Pool Receivables or decrease the credit quality of any material portion of newly created Pool Receivables without the prior written consent of the Administrative Agent and the Group Agents, (ii) make any change in the character of its business that has or could reasonably be expected to materially and adversely affect the ability of such Servicer to perform its obligations hereunder or that would prevent such Servicer from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, without the prior written consent of the Administrative Agent and the Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d) Change in Lock-Box Banks and Trust Banks. (i) Add any bank or lock-box account not listed on Schedule II as a Lock-Box Bank or Lock-Box Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) add any bank or lock-box account not listed on Schedule II as a Trust Bank or Trust Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Trust Account Instruction Letters and/or amendments thereto covering each such new bank and lock-box account, (iii) terminate any Trust Bank, Trust Account, Trust Account Instruction Letter, Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account will, upon termination of such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in (x) a Lock-Box Account with a Lock-Box Bank covered by a Lock-Box Agreement or (y) a Trust Account with a Trust Bank covered by a Trust Account Instruction Letter that has been delivered to the Trustee, (iv) amend, supplement or otherwise modify any Lock-Box Agreement or Trust Account Instruction Letter without the prior written consent of the Administrative Agent and the Majority Group Agents or (v) establish or maintain any Canadian Lock-Box Account or Canadian Originator Account at any bank that is an Affected Person.

(e) Deposits to Accounts. (i) Deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Trade Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) that is not either (x) if such date of determination is on or after the Second Post-Closing Date, covered by a Lock-Box Agreement or (y) an Originator Account, (ii) deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Earned Pay Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) other than a Trust Account or a Lock-Box Account or (iii) permit funds other than Collections on Pool Receivables and collections on Excluded Receivables to be deposited into any Lock-Box Account.

(f) Mergers, Acquisitions, Sales, Etc. Consolidate, amalgamate or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless in the case of any merger, amalgamation or consolidation (i) such Servicer shall be the surviving entity and no Change in Control shall result or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof or solely with respect to the Canadian Servicer, Canada or any province or territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Servicer under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (F) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (G) the Administrative Agent and the Majority Group Agents provide prior written consent to such transaction and (H) the Administrative Agent and each Group Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC or PPSA financing statements or amendments to existing UCC or PPSA financing statements.

(g) Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 8.08.

(h) Sales, Liens, Etc. Except as otherwise expressly provided herein or in any Purchase and Sale Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any lock-box account or deposit account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.

(i) Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in the Purchase and Sale Agreements, no Servicer shall consent to any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the applicable Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(j) No Adverse Claim on Sellers. Create or permit to exist any Adverse Claim on any Capital Stock of any Seller or any Subordinated Note, other than any Adverse Claim in favor of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto.

(k) Sanctions. No Servicer shall, and will ensure that its respective Subsidiaries and Affiliates and their respective directors, officers, employees, agents, and joint venture partners shall not: (i) use, directly or indirectly, all or any part of the proceeds of any Investment or Release, for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned country or territory, or in any other manner that would result in violation of Sanctions applicable to any Dayforce Party or any Purchaser Party; or (ii) fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.

(l) Anti-Corruption Laws. None of: (i) the Servicers, any Subsidiary or Affiliate thereof, or any of their respective directors, officers or employees; or (ii) any Person acting on behalf of any Servicer or any Subsidiary or Affiliate thereof, shall directly or knowingly indirectly use all or any part of the proceeds of any Investment or Release for any purpose that would breach any Anti-Corruption Laws.

SECTION 8.07. Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) each Seller has the obligation to pay all Capital, Yield, Fees, and all other amounts payable by the Sellers hereunder (which obligation shall be full recourse general obligations of such Seller), and (ii) all obligations of the Servicers so specified hereunder shall be full recourse general obligations of the Servicers.

SECTION 8.08. Separate Existence of the Sellers. of the Sellers and each Servicer hereby acknowledge that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Seller’s identity as a legal entity separate from any Originator, any Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Sellers and each of the Servicers shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue each Seller’s identity as a separate legal entity and to make it apparent to third Persons that such Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicers and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicers, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Sellers and each of the Servicers shall take such actions as shall be required in order that:

(a) Dayforce, the Sellers and the Servicers shall assure that each Seller, Performance Guarantor, Dayforce and each Originator (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of each Seller as a legal entity separate and apart from each of each Originator, Dayforce, the Performance Guarantor, each Servicer and any of their respective Affiliates, and comply with (and cause to be true and correct) each Seller’s organizational documents and shall further assure that each of the following is complied with:

(i) each Seller shall maintain (or cause to be maintained) separate company records, books of account and financial statements (which taken as a whole shall be sufficient to permit a determination of such Seller’s assets and liabilities and to permit a determination of the obligor thereon and the time for performance on each of the Seller’s obligations) from those of any Affiliate of such Seller;

(ii) except as otherwise permitted by the Transaction Documents, no Seller shall commingle any of its assets or funds with those of any Affiliate of such Seller;

(iii) at least one member of each of the U.S. Seller’s and the Canadian GP’s Board of Directors shall be an Independent Director and the operating agreement of such Seller shall provide: (i) for the same definition of “Independent Director” as used herein, (ii) no such Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the U.S. Seller or the Canadian Seller, as applicable, unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with this Agreement and without the prior written consent of the Independent Director and the Administrative Agent;

(iv) the members and Board of Directors of the U.S. Seller and the Canadian GP shall hold meetings, or execute such written consents, appropriate to authorize the applicable Seller’s actions. The members and directors of the U.S. Seller and the Canadian GP may act from time to time by written consent or through one or more committees or authorized directors or officers or in accordance with its certificate of formation, articles of incorporation or operating agreement, as applicable. Neither the U.S. Seller or the Canadian GP shall, or in the case of the Canadian GP, shall permit the Canadian Seller to, take any Material Actions without the consent of its Independent Director. Appropriate minutes of all meetings of the directors (and committees thereof) of the U.S. Seller and the Canadian GP shall be kept by the U.S. Seller or the Canadian GP, as applicable;

(v) each Independent Director shall be compensated in accordance with an executed agreement between such Independent Director and Dayforce;

(vi) no transactions shall be entered between a Seller, on the one hand and any other Dayforce Party or any Affiliate of any of them, on the other hand (other than as contemplated hereby and in the other Transaction Documents);

(vii) each Seller shall act solely in its own name and through its own authorized managers, members, directors, officers and agents (including the Servicers), except that, as a general matter, the Obligors need not be informed that the Servicers or any other Affiliate of such Seller are acting on behalf of such Seller. No Affiliate of a Seller shall be appointed as an agent of such Seller, except in the capacity of managing member, Servicer or sub-servicer under the Transaction Documents;

(viii) no Seller’s Affiliates shall advance funds or credit to such Seller or guarantee any obligation of, such Seller except as contemplated by the Transaction Documents and except for (x) Dayforce Licensing’s or Dayforce Canada’s, as applicable, contributions of capital to such Seller and (y) the issuance by the U.S. Seller of a Subordinated Note to a U.S. Originator as contemplated by the U.S. Purchase and Sale Agreement;

(ix) other than as permitted by the Transaction Documents, no Seller shall guarantee, or otherwise become liable with respect to, any obligation of its Affiliates;

(x) each Seller shall at all times hold itself out to the public under such Seller’s own name as a legal entity separate and distinct from its members, managers, and Affiliates;

(xi) Dayforce, Dayforce Licensing, Dayforce Canada or Performance Guarantor may issue consolidated financial statements that may include the assets and liabilities of a Seller, but such financial statements will contain a footnote to the effect that the Receivables of such Seller belong to such Seller and are not available to creditors of Dayforce, Dayforce Licensing, Dayforce Canada or Performance Guarantor or its consolidated Subsidiaries; in addition each Seller shall prepare separate financial statements in compliance with GAAP consistently applied;

(xii) the Independent Director shall not at any time serve as a trustee in bankruptcy for any Seller or any of its Affiliates;

(xiii) [reserved];

(xiv) any allocations of direct, indirect or overhead expenses for items shared between any Seller and any Originator, the Performance Guarantor or any of their respective Affiliates that are not included as part of the Servicing Fee shall be made among such Seller and such Originator, the Performance Guarantor or any of their respective Affiliates to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

(xv) each Seller shall maintain adequate capital in light of its contemplated business operations; and

(xvi) each Seller shall generally ensure all transactions and arrangements entered into with each Originator, the Performance Guarantor, each Servicer and its Affiliates shall be on commercially reasonable arm’s length terms and each transaction entered into by a Seller shall be undertaken in good faith for a bona fide business purpose.

(b) Each Seller agrees that, until the Final Payout Date:

(i) such Seller shall not (A) create any security of any kind, or (B) incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation other than any Subordinated Note and otherwise as expressly permitted by the Transaction Documents;

(ii) such Seller shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;

(iii) such Seller shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;

(iv) such Seller shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents;

(v) such Seller shall not create, assume or suffer to exist any Lien on any of its assets other than any Lien created pursuant to the Transaction Documents;

(vi) such Seller shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any security interest or equity interest in such Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(vii) such Seller shall not make, declare or otherwise commence or become obligated in respect of, any dividend, membership interest or security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any security interest or equity interest in such Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);

(viii) such Seller shall not have any employees;

(ix) such Seller shall not repay any portion of the principal balance of any Subordinated Note with any funds other than such funds received by it under Article IV;

(x) such Seller will provide for not less than ten (10) Business Days’ prior written notice to the Administrative Agent of any removal, replacement or appointment of any director that is to serve as an Independent Director of such Seller or, in the case of the Canadian Seller, the Canadian GP, such notice to include the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement and the constitution of such Seller;

(xi) such Seller shall not hold out its credit or assets as being available to satisfy the debts of others; and

(xii) such Seller shall correct any known misunderstanding regarding its separate identity from its Affiliates.

(c) None of Dayforce, Dayforce Canada, the Sellers or the Servicers shall take any action or permit any of their respective Affiliates to take any action inconsistent with this Section 8.08.

ARTICLE IX

ADMINISTRATION AND COLLECTION OF RECEIVABLES

SECTION 9.01. Appointment of the Servicers.

(a) The servicing, administering and collection of the U.S. Trade Pool Receivables shall be conducted by the Person so designated from time to time as the U.S. Trade Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Dayforce (in accordance with this Section 9.01) of the designation of a new U.S. Trade Servicer, Dayforce is hereby designated as, and hereby agrees to perform the duties and obligations of, the U.S. Trade Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as U.S. Trade Servicer any Person (including itself) to succeed Dayforce or any successor U.S. Trade Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the U.S. Trade Servicer pursuant to the terms hereof. The servicing, administering and collection of the Earned Pay Pool Receivables shall be conducted by the Person so designated from time to time as the Earned Pay Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to Dayforce Bank (in accordance with this Section 9.01) of the designation of a new Earned Pay Servicer, Dayforce Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, the Earned Pay Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Earned Pay Servicer any Person (including itself) to succeed Dayforce Bank or any successor Earned Pay Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Earned Pay Servicer pursuant to the terms hereof. The servicing, administering and collection of the Canadian Pool Receivables shall be conducted by the Person so designated from time to time as the Canadian Servicer in accordance with this Section 9.01. The Administrative Agent and the Canadian Seller acknowledge that (i) the Canadian Receivables were purchased by the Canadian Seller under the Canadian Purchase and Sale Agreement on a fully-serviced basis, and that the Canadian Servicer was appointed to service and administer the Canadian Receivables and Related Security in accordance with and subject to the terms set out in the Canadian Purchase and Sale Agreement and in this Agreement and (ii) the Canadian Seller sold the Sold Assets under this Agreement on a fully-serviced basis. Each of the Administrative Agent, the Purchasers and the Seller require the services of the Servicer to service the Canadian Receivables and the Related Security and, accordingly, until the Administrative Agent gives notice to Dayforce Canada (in accordance with this Section 9.01) of the designation of a new Canadian Servicer, Dayforce Canada is hereby designated as, and hereby agrees to perform the duties and obligations of, the

Canadian Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Canadian Servicer any Person (including itself) to succeed Dayforce Canada or any successor Canadian Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Canadian Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor U.S. Trade Servicer as set forth in clause (a) above, Dayforce agrees that it will terminate its activities as U.S. Trade Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new U.S. Trade Servicer, and Dayforce shall cooperate with and assist such new U.S. Trade Servicer. Such cooperation shall include reasonable access to and transfer of records (including all Contracts) related to U.S. Trade Pool Receivables and use by the new U.S. Trade Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the U.S. Trade Pool Receivables and the Related Security. Upon the designation of a successor Earned Pay Servicer as set forth in clause (a) above, Dayforce Bank agrees that it will terminate its activities as Earned Pay Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Earned Pay Servicer, and Dayforce Bank shall cooperate with and assist such new Earned Pay Servicer. Such cooperation shall include reasonable access to and transfer of records (including all Contracts) related to Earned Pay Pool Receivables and use by the new Earned Pay Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Earned Pay Pool Receivables and the Related Security. Upon the designation of a successor Canadian Servicer as set forth in clause (a) above, Dayforce Canada agrees that it will terminate its activities as Canadian Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Canadian Servicer, and Dayforce Canada shall cooperate with and assist such new Canadian Servicer. Such cooperation shall include reasonable access to and transfer of records (including all Contracts) related to Canadian Pool Receivables and use by the new Canadian Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Canadian Pool Receivables and the Related Security.

(c) Dayforce acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Dayforce’s agreement to act as U.S. Trade Servicer hereunder. Accordingly, Dayforce agrees that it will not voluntarily resign as U.S. Trade Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents. Dayforce Bank acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Dayforce Bank’s agreement to act as Earned Pay Servicer hereunder. Accordingly, Dayforce Bank agrees that it will not voluntarily resign as Earned Pay Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents. Dayforce Canada acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on Dayforce Canada’s agreement to act as Canadian Servicer hereunder. Accordingly, Dayforce Canada agrees that it will not voluntarily resign as Canadian Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.

(d) Each Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the applicable Servicer pursuant to the terms hereof, (ii) the applicable Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) each Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the applicable Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the applicable Servicer hereunder by giving notice of its desire to terminate such agreement to the applicable Servicer (and the applicable Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not a Subsidiary of the Performance Guarantor, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.

(e) Notwithstanding anything else contained in this Agreement or any other Transaction Document: (i) the Canadian Servicer or any Sub-Servicer of the Canadian Servicer shall not (and shall have no authority to) contract for, or conclude contracts in the name of, the Administrative Agent or any other Secured Party in connection with any Sold Receivables (including, without limitation, compromising or modifying the Sold Receivables) in Canada; (ii) to the extent any duties or obligations of the Canadian Servicer involve or require the Canadian Servicer to contract for, or conclude a contract in the name of the Administrative Agent or any other Secured Party, such servicing responsibility shall be fulfilled solely by an affiliate of the Canadian Servicer that is not resident in Canada and does not have a permanent establishment in Canada for purposes of the Income Tax Act (Canada) (and not by the Canadian Servicer) and such affiliate is authorized to take such action, but only from a place of business outside of Canada, and to the extent that any duties or obligations of any Sub-Servicer of the Canadian Servicer involve or require such Sub-Servicer to contract for, or conclude a contract in the name of the Administrative Agent or any other Secured Party, such servicing responsibilities shall be fulfilled only from a place of business outside of Canada; and (iii) Canadian Servicer shall not, directly or indirectly, assign, delegate or subcontract any servicing responsibility under this Agreement with respect to the Sold Receivables and the Related Security with respect thereto to any person which is resident in Canada or has a permanent establishment in Canada for purposes of the Income Tax Act (Canada), except upon written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Administrative Agent, and in any event, any such assignee, delegate or sub-contractor may only carry out any servicing responsibility that involves or requires the assignee, delegate or sub-contractor to contract for, or conclude a contract in the name of the Administrative Agent or any other Secured Party from a place of business outside Canada and shall not, in any manner whatsoever, carry out any such assigned, delegated or sub-contracted responsibility in Canada.

SECTION 9.02. Duties of the Servicers.

(a) The U.S. Trade Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each U.S. Trade Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and materially consistent with the past practices of the U.S. Originators. The U.S. Trade Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The U.S. Trade Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of U.S. Trade Pool Receivables and related Contracts, as the U.S. Trade Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such U.S. Trade Pool Receivable has remained unpaid from the date of the original due date related to such U.S. Trade Pool Receivable, (ii) such action shall not alter the status of such U.S. Trade Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the U.S. Trade Servicer may not modify, waive, restructure or adjust any U.S. Trade Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such modification, waiver, restructure or adjustment occurs, in each case unless a corresponding Deemed Collection payment in respect of the related U.S. Trade Pool Receivable is made in connection therewith, (iv) if an Event of Termination has occurred and is continuing or any Capital Coverage Deficit exists on the Cut-Off Date of the related Settlement Period, the U.S. Trade Servicer shall not extend the due date of any U.S. Trade Pool Receivable more than once or extend the due date of any U.S. Trade Pool Receivable to a date more than 30 days after the original due date thereof, in each case unless a corresponding Deemed Collection payment in respect of the related U.S. Trade Pool Receivable is made in connection therewith and (v) if an Event of Termination has occurred and is continuing, the U.S. Trade Servicer may take such action only upon the prior written consent of the Administrative Agent. Each Seller shall deliver to the U.S. Trade Servicer and the U.S. Trade Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each U.S. Trade Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the U.S. Trade Servicer to commence or settle any legal action to enforce collection of any U.S. Trade Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Earned Pay Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Earned Pay Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and materially consistent with the past practices of the U.S. Originators. The Earned Pay Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Earned Pay Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Earned Pay Pool Receivables and related Contracts, as the Earned Pay Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Earned Pay Pool Receivable has remained unpaid from the date of the original due date related to such Earned Pay Pool Receivable, (ii) such action shall not alter the status of such Earned Pay

Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Earned Pay Servicer may not modify, waive, restructure or adjust any Earned Pay Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement Period in which such modification, waiver, restructure or adjustment occurs, in each case unless a corresponding Deemed Collection payment in respect of the related U.S. Trade Pool Receivable is made in connection therewith, (iv) if an Event of Termination has occurred and is continuing or any Capital Coverage Deficit exists on the Cut-Off Date of the related Settlement Period, the Earned Pay Servicer shall not extend the due date of any Earned Pay Pool Receivable more than once or extend the due date of any Earned Pay Pool Receivable to a date more than 30 days after the original due date thereof, in each case unless a corresponding Deemed Collection payment in respect of the related Earned Pay Pool Receivable is made in connection therewith and (v) if an Event of Termination has occurred and is continuing, the Earned Pay Servicer may take such action only upon the prior written consent of the Administrative Agent. Each Seller shall deliver to the Earned Pay Servicer and the Earned Pay Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Earned Pay Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Earned Pay Servicer to commence or settle any legal action to enforce collection of any Earned Pay Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(c) The Canadian Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Canadian Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and materially consistent with the past practices of the Canadian Originators. The Canadian Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Canadian Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Canadian Pool Receivables and related Contracts, as the Canadian Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Canadian Pool Receivable has remained unpaid from the date of the original due date related to such Canadian Pool Receivable, (ii) such action shall not alter the status of such Canadian Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) the Canadian Servicer may not modify, waive, restructure or adjust any Canadian Pool Receivable or any related Contract if any Capital Coverage Deficit exists or shall exist after giving effect thereto on the Cut-Off Date of the Settlement

Period in which such modification, waiver, restructure or adjustment occurs, in each case unless a corresponding Deemed Collection payment in respect of the related U.S. Trade Pool Receivable is made in connection therewith, (iv) if an Event of Termination has occurred and is continuing or any Capital Coverage Deficit exists on the Cut-Off Date of the related Settlement Period, the Canadian Servicer shall not extend the due date of any Canadian Pool Receivable more than once or extend the due date of any Canadian Pool Receivable to a date more than 30 days after the original due date thereof, in each case unless a corresponding Deemed Collection payment in respect of the related Canadian Pool Receivable is made in connection therewith and (v) if an Event of Termination has occurred and is continuing, the Canadian Servicer may take such action only upon the prior written consent of the Administrative Agent. The Canadian Seller shall deliver to the Canadian Servicer and the Canadian Servicer shall, in its capacity as agent of the Canadian Seller, hold for the benefit of the Administrative Agent (individually and for the benefit of each Group) and the Canadian Seller, in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Canadian Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Canadian Servicer to commence or settle any legal action to enforce collection of any Canadian Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(d) Each Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto, the collections of any indebtedness or other right to payment that is not a Pool Receivable, less, if Dayforce or an Affiliate thereof is not the applicable Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. Each Servicer, if other than Dayforce or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Sellers all records in its possession that evidence or relate to any indebtedness or other right to payment that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(e) Each Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, each Servicer shall deliver to the Sellers all books, records and related materials that the Sellers previously provided to the Servicers, or that have been obtained by the Servicers, in connection with this Agreement.

SECTION 9.03. Lock-Box Account and Trust Account Arrangements.

(a) Prior to the Second Post-Closing Date, the applicable Seller or Sellers shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent. Prior to the Closing Date, Dayforce shall have entered into Trust Account Instruction Letters with respect to each of the Trust Accounts and delivered executed copies of each to the Administrative Agent and the Trustee. At any time following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) give notice to each Lock-Box Bank and the Trustee that the Administrative Agent is exercising its rights under the Lock-Box Agreements and the Trust Account Instruction Letters to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to exercise exclusive dominion and control over the funds deposited in the Trust Accounts and to have all funds that are deposited in the Trust Accounts be remitted directly to the Administrative Agent, (c) to have the proceeds that are sent to the respective Lock-Box Accounts and Trust Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and Trust Accounts and (d) to take any or all other actions permitted under the applicable Lock-Box Agreement or Trust Account Instruction Letter. Each Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and each Seller and each Servicer hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Sellers or the Servicers thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent, to be applied in accordance with the priority of payments set forth in Section 4.01.

(b) Each Servicer hereby acknowledges and agrees that neither any Servicer nor any Originator has any right, title or interest in any Collections on Pool Receivables on deposit in any Originator Account or in any Lock-Box Account or otherwise held by any Servicer or any Originator. To the extent that any Originator Account is titled in the name of an Originator or a Servicer, or a Servicer or Originator otherwise holds any such Collections, such Originator or Servicer is holding any such Collections on deposit in such Originator Account, solely as a Seller’s agent, for the benefit of the Sellers, the Administrative Agent, the Purchasers and the other Secured Party. To the extent that any Seller (or following the occurrence of any Event of Termination, the Administrative Agent) instructs any Servicer or any Originator to remit any such amounts that constitute Collections on deposit in any Originator Account or otherwise held by any Servicer or Originator, the Servicers shall promptly remit, or shall cause such Originator to promptly remit, such amounts directly to the Administrative Agent in partial satisfaction of the Seller Obligations and to be applied in accordance with the priority of payments set forth in Section 4.01.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement:

(i) the Administrative Agent (at the Sellers’ expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Sellers or the Servicers to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Sellers or the Servicers, as the case may be, shall give such notice at the expense of the Sellers or the Servicers, as the case may be; provided, that if the Sellers or the Servicers, as the case may be, fails to so notify each Obligor within five (5) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Sellers’ or the Servicers’, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request any Servicer to, and upon such request such Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) the Administrative Agent may (or, at the direction of the Majority Group Agents, shall) notify the Lock-Box Banks that the Sellers and the Servicers will no longer have any access to the Lock-Box Accounts;

(v) the Administrative Agent may (or, at the direction of the Majority Group Agents, shall) notify the Trustee that (x) the Dayforce Parties will no longer have any access to the Trust Accounts and (y) all amounts on deposit in the Trust Accounts shall be remitted directly to the Administrative Agent;

(vi) the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vii) the Administrative Agent may collect any amounts due from an Originator under any Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b) Each Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Seller, which appointment is coupled with an interest, to take any and all steps in the name of such Seller and on behalf of such Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) Each Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Servicer, which appointment is coupled with an interest, to take any and all steps in the name of such Servicer and on behalf of such Servicer necessary or desirable, in the reasonable determination of the

Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Sold Assets and Seller Collateral, including endorsing the name of such Servicer on checks and other instruments representing Collections and enforcing such Sold Assets and Seller Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Sellers and Servicers.

(a) Anything herein to the contrary notwithstanding, each Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve such Seller from such obligations, (ii) pay when due any material taxes, including any sales taxes, to the extent payable in connection with the Pool Receivables and their creation and satisfaction except to the extent that such taxes are being contested in good faith and appropriate reserves have been maintained in accordance with GAAP and (iii) timely file all material tax returns required to be filed by it with respect to the Pool Receivables. None of the Purchaser Parties shall have any obligation or liability with respect to any Sold Assets or Seller Collateral, nor shall any of them be obligated to perform any of the obligations of any Seller, any Servicer or any Originator thereunder.

(b) Dayforce hereby irrevocably agrees that if at any time it shall cease to be the U.S. Trade Servicer hereunder, it shall act (if the then-current U.S. Trade Servicer so requests) as the data-processing agent of the U.S. Trade Servicer and, in such capacity, Dayforce shall conduct the data-processing functions of the administration of the U.S. Trade Receivables and the Collections thereon in substantially the same way that Dayforce conducted such data-processing functions while it acted as the U.S. Trade Servicer. In connection with any such processing functions, the Sellers shall, jointly and severally, pay to Dayforce its reasonable costs and expenses from the Sellers’ own funds (subject to the priority of payments set forth in Section 4.01).

(c) Dayforce Bank hereby irrevocably agrees that if at any time it shall cease to be the Earned Pay Servicer hereunder, it shall act (if the then-current Earned Pay Servicer so requests) as the data-processing agent of the Earned Pay Servicer and, in such capacity, Dayforce Bank shall conduct the data-processing functions of the administration of the Earned Pay Receivables and the Collections thereon in substantially the same way that Dayforce Bank conducted such data-processing functions while it acted as the Earned Pay Servicer. In connection with any such processing functions, the Sellers shall, jointly and severally, pay to Dayforce Bank its reasonable costs and expenses from the Sellers’ own funds (subject to the priority of payments set forth in Section 4.01).

(d) Dayforce Canada hereby irrevocably agrees that if at any time it shall cease to be the Canadian Servicer hereunder, it shall act (if the then-current Canadian Servicer so requests) as the data-processing agent of the Canadian Servicer and, in such capacity, Dayforce Canada shall conduct the data-processing functions of the administration of the Canadian Originator Receivables and the Collections thereon in substantially the same way that Dayforce Canada conducted such data-processing functions while it acted as the Canadian Servicer. In connection with any such processing functions, the Sellers shall, jointly and severally, pay to Dayforce Canada its reasonable costs and expenses from the Sellers’ own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Further Actions. Each Seller agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.

SECTION 9.07. Servicing Fee.

(a) Subject to clause (c) below, the U.S. Seller shall pay the U.S. Trade Servicer a fee (the “U.S. Trade Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the U.S. Trade Pool Receivables. Accrued U.S. Trade Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) Subject to clause (d) below, the U.S. Seller shall pay the Earned Pay Servicer a fee (the “Earned Pay Servicing Fee”; together with the U.S. Trade Servicing Fee, collectively, the “U.S. Servicing Fee”) equal to the Servicing Fee Rate of the daily average aggregate Unpaid Balance of the Earned Pay Pool Receivables. Accrued Earned Pay Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(c) If the U.S. Trade Servicer ceases to be Dayforce or an Affiliate thereof, the U.S. Trade Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor U.S. Trade Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor U.S. Trade Servicer in connection with the performance of its obligations as U.S. Trade Servicer hereunder.

(d) If the Earned Pay Servicer ceases to be Dayforce Bank or an Affiliate thereof, the Earned Pay Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (b) above and (ii) an alternative amount specified by the successor Earned Pay Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Earned Pay Servicer in connection with the performance of its obligations as Earned Pay Servicer hereunder.

(e) The parties acknowledge and agree that the sales of Receivables by the Canadian Originators to the Canadian Seller under the Canadian Purchase and Sale Agreement are made on a fully-serviced basis and, accordingly, neither the applicable Canadian Originator nor its Affiliates or agents shall be entitled to receive any further compensation for its services in connection therewith. If the Canadian Servicer ceases to be Dayforce Canada or an Affiliate thereof, the Canadian Seller shall pay the Canadian Servicer a fee (the “Canadian Servicing Fee”; together with the U.S. Servicing Fee, collectively, the “Servicing Fee”) equal to the greater of (i) the Servicing Fee Rate of the daily average aggregate Unpaid Balance of the Canadian Pool Receivables and (ii) an alternative amount specified by the successor Dayforce Canada Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Canadian Servicer in connection with the performance of its obligations as Canadian Servicer hereunder.

(f) To the extent the Canadian Seller is a non-registrant for Canadian Sales Tax purposes and is required to self-assess and pay any Canadian Sales Taxes to the Canada Revenue Agency in respect of the Servicing Fee paid to a successor Canadian Servicer (if any), the successor Canadian Servicer shall cause such Taxes to be reported and remitted to the Canada Revenue Agency for by or on behalf of the Canadian Seller using the appropriate Canadian Sales Tax return(s).

(g) Each of the parties hereto hereby acknowledges and agrees that notwithstanding that each Seller is jointly and severally liable for all of the Seller Obligations, the Canadian Seller shall not be obligated to pay (i) any U.S. Trade Servicing Fee so long as the U.S. Trade Servicer is Dayforce or an Affiliate thereof or (ii) any Earned Pay Servicing Fee so long as the Earned Pay Servicer is Dayforce Bank or an Affiliate thereof.

ARTICLE X

EVENTS OF TERMINATION

SECTION 10.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a) Any of the following events:

(i) any Dayforce Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clause (a)(ii) or (a)(iii) below) and such failure, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provided by the Administrative Agent to any Dayforce Party or (B) a Responsible Officer of any Dayforce Party has knowledge thereof;

(ii) any of the following shall occur: (A) any Dayforce Party shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due and such failure is not remedied within two (2) Business Days, (B) any Seller or any Servicer, as applicable, shall breach Sections 8.03(a), 8.03(e), 8.03(h), 8.03(i), 8.03(j), 8.06(f), 8.06(h) or 8.06(j) or (C) any Seller or any Servicer, as applicable, shall breach Section 8.02(b) or 8.05(c) and such failure shall remain unremedied for two (2) Business Days; or

(iii) any of the following shall occur: (A) Dayforce shall resign as U.S. Trade Servicer, and no successor U.S. Trade Servicer acceptable to the Administrative Agent shall have been appointed, (B) Dayforce Canada shall resign as Canadian Servicer, and no successor Canadian Servicer acceptable to the Administrative Agent shall have been appointed or (C) Dayforce Bank shall resign as Earned Pay Servicer, and no successor Earned Pay Servicer acceptable to the Administrative Agent shall have been appointed;

(b) any representation or warranty made or deemed to be made by any Dayforce Party under or in connection with any Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to be made (unless such representation or warranty relates solely to one or more specific Pool Receivables and the relevant Originator or the relevant Servicer makes a Deemed Collection payment with respect to such Pool Receivable to the extent required under the Transaction Documents) and such breach, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provided by the Administrative Agent to any Dayforce Party or (B) a Responsible Officer of any Dayforce Party has knowledge thereof;

(c) (i) any Dayforce Party shall fail to pay any principal or interest, regardless of amount, due in respect of any Debt of any Dayforce Party that, in the aggregate, constitutes Material Debt, when and as the same shall become due and payable (after giving effect to any applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Debt at its maturity or (ii) any other event or condition occurs that (A) results in any Debt of any Dayforce Party that, in the aggregate, constitutes Material Debt (other than for the avoidance of doubt, with respect to such Debt consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant documentation which are not the result of any default thereunder by any Dayforce Party) becoming due prior to its scheduled maturity or (B) exists for thirty (30) calendar days or more and that enables or permits (after giving effect to any applicable grace period) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that:

(A) this clause (ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is otherwise permitted hereunder and under the Credit Agreement;

(B) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Debt prior to any declare the Termination Date to have occurred or acceleration of the Aggregate Capital pursuant to Article X;

(C) is understood and agreed that the occurrence of any event described in this clause (c) that would, prior to the expiration of any applicable grace period or the thirty (30) calendar day grace period set forth above, permit the holder or holders of the relevant Debt (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Debt to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in an Unmatured Event of Termination or Event of Termination under this Agreement prior to the expiration of such grace period; and

(D) any conversion of, or trigger of conversion rights with respect to, any convertible debt security (whether or not such conversion is to be settled in cash or Capital Stock or any combination thereof) shall not constitute an Event of Termination unless such conversion results from an event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder.

(d) [reserved];

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Dayforce Party, or of a substantial part of the property or assets of any Dayforce Party, under Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for any Dayforce Party for a substantial part of the property or assets of any Dayforce Party or (iii) the winding up or liquidation of any Dayforce Party; and, in each case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) any Dayforce Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, restructuring or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (e) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for any Dayforce Party or for a substantial part of the property or assets of any Dayforce Party, (iv) file an answer admitting the material allegations of a petition filed against it or consent to any order requested in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) admit in writing its general inability or fail generally to pay its debts as they become due;

(g) an Event of Bankruptcy shall have occurred with respect to any Seller or the Trust;

(h) the occurrence of any litigation, or any development has occurred in any litigation to which any Seller is a party (including derivative actions), arbitration proceedings or proceedings of any other Governmental Authority which could reasonably be expected to be for an amount (or economic equivalent thereof) equal to or in excess of $18,600;

(i) the average of the Loss Ratios for the three preceding Settlement Periods shall at any time exceed 4.25%;

(j) the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 3.75%;

(k) the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 15.50%;

(l) the average of the Days’ Sales Outstanding for the three preceding Settlement Periods shall at any time exceed 35 days;

(m) a Capital Coverage Deficit has occurred and such condition has not have been cured within two (2) Business Days of a Responsible Officer of any Dayforce Party having knowledge or notice of such Capital Coverage Deficit;

(n) a Change in Control shall occur;

(o) any authorization, consent, approval, registration or license now or hereafter necessary to enable any Dayforce Party to comply with its obligations hereunder or under any other Transaction Document shall be revoked, withdrawn or withheld and, if necessary for the applicable Dayforce Party’s performance of its obligations hereunder or under any other Transaction Document, no substitute authorization, consent, approval, registration or license has been obtained by the applicable Dayforce Party to allow such Person to comply with its obligations hereunder and under each other Transaction Document;

(p) the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in all the Sold Assets and Seller Collateral or on or after the Second Post-Closing Date, any Lock-Box Account, in each case, free and clear of any Adverse Claim;

(q) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Originator or any Seller and such lien shall not have been released within ten (10) Business Days, (ii) the Canada Revenue Agency shall file a PPSA financing statement or other lien filing against any Canadian Originator or the Canadian Seller which shall not have been released within ten (10) Business Days or (iii) the PBGC shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Originator or any Seller;

(r) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in a Material Adverse Effect or (ii) a Pension Event occurs with respect to a Foreign Plan which has resulted in a Material Adverse Effect;

(s) (i) any Dayforce Party shall be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) any Seller becomes a “covered fund” under the Volcker Rule;

(t) any material provision of any Transaction Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Transaction Documents), or any Dayforce Party contests in writing the validity or enforceability of any material provision of any Transaction Document, or any Dayforce Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Dayforce Party in accordance with the terms of the Transaction Documents);

(u) any Seller shall fail to comply with Sections 8.08(a)(iii) or 8.08(b)(x);

(v) [reserved];

(w) the Sellers shall fail to have paid in full all of their obligations to the Purchaser Parties hereunder and under each other Transaction Documents on the Seller Obligation Final Due Date;

(x) one or more judgments for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which an insurance company has not denied coverage and/or an indemnity or similar arrangement from a third party (including any escrow arrangement) and the third party has not validly denied its indemnity obligations) shall be rendered against any Dayforce Party and the same shall not have been paid, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(y) one or more judgments shall be rendered against any Seller in an amount (or economic equivalent thereof) equal to or in excess of $18,600;

(z) (i) the occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement or (ii) Receivables cease being sold or contributed to any Seller pursuant to the applicable Purchase and Sale Agreement;

(aa) any Person is foreclosing upon any assets of the Trust or exercising any remedies against the Trust;

(bb) the Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Administrative Agent; or

(cc) the failure to satisfy the Credit Agreement Financial Covenant; provided, that, if, after the date hereof, the Credit Agreement Financial Covenant (or any of the defined terms used in connection with such covenant) is amended, modified or waived, then the test set forth in this clause (cc) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of the effectiveness of such amendment, modification or waiver, (i) each Purchaser (or an Affiliate thereof) and the Administrative Agent (or an Affiliate thereof) is a party to the Credit Agreement, (ii) each Purchaser and the Administrative Agent consented in writing to such amendment, modification or waiver under the Credit Agreement and (iii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement;

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Sellers (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (g)

of this Section 10.01 with respect to any Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC, the PPSA and under other Applicable Law, which rights and remedies shall be cumulative. Without limiting the foregoing, the Administrative Agent may obtain from any court of competent jurisdiction an order for the appointment of an interim receiver, a receiver, a manager or a receiver and manager of the Canadian Seller or of any or all of its Seller Collateral and, by instrument in writing appoint one or more interim receiver, a receiver, a manager or a receiver and manager of the Canadian Seller or any or all of its Seller Collateral with such rights, powers and authority as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such interim receiver, receiver, manager or receiver and manager from time to time. To the extent permitted by Applicable Law, any such interim receiver, receiver, manager or receiver and manager appointed by the Administrative Agent shall (for purposes relating to responsibility for acts or omissions) be considered to be the agent of the Canadian Seller and not of the Administrative Agent or any of the other Secured Parties. Any proceeds from enforcement or liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces any Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with any Seller or any Affiliate thereof and any Person who may do business with or own securities of any Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of the Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Sellers or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

SECTION 11.07. Notice of Events of Termination and Cross-Default Event; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Cross-Default Event, Unmatured Event of Termination or Event of Termination unless the Administrative Agent has received notice from any Purchaser Party or any Seller stating that a Cross-Default Event, Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Cross-Default Event, Unmatured Event of Termination or Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning a Cross-Default Event, Unmatured Event of Termination or Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Sellers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Seller, each Originator, the Performance Guarantor or each Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning any Seller, any Originator, the Performance Guarantor or any Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to each Seller, each Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the

Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Purchaser, Group Agent or Secured Party, or any Person who has received funds on behalf of a Purchaser, Group Agent or Secured Party (any such Purchaser, Group Agent, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Group Agent, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.10 and held in trust for the benefit of the Administrative Agent, and such Purchaser, Group Agent or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, Group Agent, Secured Party or any Person who has received funds on behalf of a Purchaser, Group Agent or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, Group Agent or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser, Group Agent or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Purchaser, Group Agent or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser, Group Agent or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser, Group Agent or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Purchaser shall be deemed to have assigned its Capital (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Capital (but not its Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Sellers) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference) with respect to such Erroneous Payment Deficiency Assignment and such Purchaser shall deliver any notes evidencing such Investments to the applicable Seller or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Purchaser shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser, (D) the Administrative Agent and the Sellers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Capital subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 14.03 (but excluding, in all events, any assignment consent or approval requirements (whether from any Seller or otherwise)), the Administrative Agent may, in its discretion, sell any Investment acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Investment (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Purchaser (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Investment acquired from such Purchaser pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Investment is then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Purchaser from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser,

Group Agent or Secured Party, to the rights and interests of such Purchaser, Group Agent or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Sellers’ Seller Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Seller Obligations in respect of Capital that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations owed by any Seller or any other Dayforce Party; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Seller Obligations relative to the amount (and/or timing for payment) of the Seller Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of, the Administrative Agent, any transfer of rights or obligations by, or the replacement of a Purchaser or Group Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

THE GROUP AGENTS

SECTION 12.01. Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with any Seller or any Affiliate thereof or any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 12.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, any Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of any Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 12.03. Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with any Seller or any Affiliate thereof and any Person who may do business with or own securities of any Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 12.04. Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Sellers or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 12.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 12.06. Notice of Events of Termination and Cross-Default Event. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Cross-Default Event, Unmatured Event of Termination or Event of Termination unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, any Servicer or any Seller stating that a Cross-Default Event, Unmatured Event of Termination or Event of Termination has occurred hereunder and describing such Cross-Default Event, Unmatured Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning a Cross-Default Event, Unmatured Event of Termination or Event of Termination as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

SECTION 12.07. Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Sellers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Sellers or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning any Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 12.08. Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Sellers, the Servicers and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 12.09. Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Sellers.

(a) Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, each Seller, jointly and severally, hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Sold Assets or Seller Collateral; excluding, however, (a) Seller Indemnified Amounts resulting solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction and (b) Taxes (other than any Taxes (I) that represent losses, claims, damages, etc. arising from any non-Tax claim or (II) that are specifically described below). Without limiting or being limited by the foregoing, each Seller, jointly and severally, shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i) any Pool Receivable which any Seller or any Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of any Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by any Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Sold Assets or Seller Collateral, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC or PPSA of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, any other Sold Assets or any Seller Collateral and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii) any failure of any Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with any other funds);

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investment or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xi) any failure of any Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any failure of any Seller or any Originator to perform any of their respective duties or obligations under any Contract related to any Pool Receivable;

(xiv) any claim brought by any Person other than a Seller Indemnified Party arising from any activity by any Seller or any Affiliate of any Seller in servicing, administering or collecting any Pool Receivable;

(xv) the failure by any Seller to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes with respect to the Pool Receivables and any Sold Assets or Seller Collateral, or the imposition of any Taxes on any Seller Indemnified Party arising by reason of the underlying transactions between an Originator and Obligor (or otherwise in relation to any Pool Receivable), the sale of the Sold Assets, or the Seller Indemnified Party’s purchase or holding of a Sold Receivable;

(xvi) any failure of any Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to such Lock-Box Bank under such Lock-Box Agreement;

(xvii) any failure of the Trustee to comply with the terms of the applicable Trust Account Instruction Letter or any amounts payable by the Administrative Agent in connection with such Trust Account Instruction Letter;

(xviii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix) the use of proceeds of any Investment;

(xx) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xxi) any civil penalty or fine assessed by OFAC or any other governmental authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Seller Indemnified Party in connection with the Transaction Documents as a result of any action of any Seller or any of its respective Affiliates;

(xxii) any failure of the applicable Originator to perform any of its duties or obligations under any Contract related to any Unperformed Receivable; or

(xxiii) the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over any Lock-Box Account.

(b) If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Sellers shall, jointly and severally, contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Sellers and their Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Sellers and their Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Sellers under this Section shall be in addition to any liability which the Sellers may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Sellers and the Seller Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicers.

(a) Without limiting any other rights that the Sellers, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”) may have hereunder or under Applicable Law, each Servicer, jointly and severally, hereby agrees to indemnify and hold harmless each Servicer Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of any Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Taxes (other than any Taxes (I) that represent losses, claims, damages, etc. arising from any non-Tax claim or (II) that are specifically described below), and (ii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicers shall, jointly and severally, pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i) and (ii) above):

(i) any Pool Receivable which any Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by any Servicer (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of any Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by any Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) any failure of any Servicer to perform any of its duties or obligations under any Contract related to any Pool Receivable;

(v) any failure of any Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to such Lock-Box Bank under such Lock-Box Agreement;

(vi) any failure of the Trustee to comply with the terms of the applicable Trust Account Instruction Letter or any amounts payable by the Administrative Agent in connection with such Trust Account Instruction Letter;

(vii) the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of Collections of Pool Receivables with any other funds);

(viii) any failure of any Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document to which it is a party;

(ix) any civil penalty or fine assessed by OFAC or any other governmental authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Servicer Indemnified Party in connection with the Transaction Documents as a result of any action of any Servicer or any of its respective Affiliates;

(x) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xi) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investment or in respect of any Pool Receivable, any other Sold Assets or any Seller Collateral or any related Contract;

(xii) the failure of the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over any Lock-Box Account;

(xiii) any failure of any Servicer to timely and fully comply with the Credit and Collection Policy in regard to any Pool Receivable;

(xiv) any failure of the applicable Originator to perform any of its duties or obligations under any Contract related to any Unperformed Receivable;

(xv) any liability described in Section 4.03; or

(xvi) any breach of Sections 7.01(aa) or 8.01(o).

(b) If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then each Servicer shall contribute to such Servicer Indemnified Party the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of such Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicers under this Section shall be in addition to any liability which the Servicers may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicers and the Servicer Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.03. Currency Indemnity.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Spot Rate.

(b) The obligations of the Sellers and the Servicers in respect of any amount due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder or under any other Transaction Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such amount is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any amount adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Sellers or the Servicers, as the case may be, shall, as a separate obligation and notwithstanding any such judgment, indemnify the Applicable Creditor against such loss.

(c) Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Sellers or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Sellers), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicers, affect the rights or duties of the Servicers under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i) change (directly or indirectly) the definitions of, Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Pool Balance or Required Reserves contained in this Agreement or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii) change any Event of Termination;

(iv) release all or a material portion of the Sold Assets or Seller Collateral from the Administrative Agent’s security interest created hereunder;

(v) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi) change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by any Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and e-mail) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability.

(a) Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including each Investment made by it hereunder) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Sellers or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser or any Affiliate thereof or any other commercial paper conduit managed or supported by any Purchaser or any Affiliate thereof, in each case, with prior notice to the Sellers but without consent from any Seller or (iii) with the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to any Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of such Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to any Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).

(b) Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that:

(i) except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser, each such assignment shall require the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; and

(iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c) Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Sellers, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Sellers, the Servicers, the Administrative Agent, the Group Agents, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by any Seller, any Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Sellers and the Servicers.

(e) Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that:

(i) such Committed Purchaser’s obligations under this Agreement (including its Commitment to the Sellers hereunder) shall remain unchanged, and

(ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Sellers and the Servicers shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement.

(f) Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Sellers, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Sellers’ consent (not to be unreasonably withheld, conditioned or delayed).

(h) Assignments by a Seller or the Servicer. Neither any Seller nor, except as provided in Section 9.01, any Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).

(i) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of any Seller, any Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j) Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including rights to payment of Capital and Yield) and any other Transaction Document to a security trustee in connection with a Conduit Purchaser’s commercial paper note program, without notice to or the consent of any Seller, any Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Sellers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and the fees and charges of any Rating Agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Sellers agree, jointly and severally, to pay on demand all reasonable out-of-pocket and documented costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings; Limitation on Payments.

(a) Each of the Sellers, the Administrative Agent, each Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Event of Bankruptcy so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.

(b) Each of the Servicers, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Seller any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence and during the continuance of an Event of Termination.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06. Confidentiality.

(a) Each of the Sellers and the Servicers covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through any Seller, any Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law (including applicable SEC requirements), or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, each Seller and each Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Sellers and the Servicers agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Sellers, each of the Servicers and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Sellers consent to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b) Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning each Seller, each Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as any Seller or any Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Sellers and the Servicers of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SOLD ASSETS OR SELLER COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH SELLER AND EACH SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY SELLER, ANY SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ANY SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH SELLER AND EACH SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH SELLER AND EACH SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by any Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Sellers and the Servicers hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to any Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of any Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by any Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The parties hereto have structured this Agreement with the intention that the Investments and the obligations of the Sellers hereunder will be treated for purposes of United States federal income tax, and applicable state, local and foreign tax measured by net income as debt (the “Intended Tax Treatment”). The Sellers, the Servicers, the Administrative Agent and the other Purchaser Parties agree not to file any income tax return, and not to take any action, inconsistent with the Intended Tax Treatment unless required by a final determination within the meaning of Section 1313 of the Code (or similar or analogous state, local or foreign Tax law). Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA PATRIOT Act Notice. The Administrative Agent and each of the other Purchaser Parties hereby notifies each other party hereto that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each such party, which information includes the name, address, tax identification number and other information that will allow the Administrative Agent and the other Purchaser Parties to identify such party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Promptly following any request therefor, each party to this Agreement shall deliver to the Administrative Agent, all documentation and other information requested by the Administrative Agent in connection with applicable “know your customer” and anti-money laundering and counter-terrorist financing laws, rules and regulations and the Beneficial Ownership Rule.

SECTION 14.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of: (a) any Seller against amounts owing by the Sellers hereunder (even if contingent or unmatured) or (b) any Servicer against amounts owing by the Servicers hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify such Seller or such Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Post-Closing Covenants.

(a) Not later than the Second Post-Closing Date, the Sellers shall deliver to the Administrative Agent a duly executed copy of a Lock-Box Agreement with respect to each Lock-Box Bank and covering the related Lock-Box Accounts, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Not later than the Second Post-Closing Date, the Sellers shall deliver to the Administrative Agent a written opinion of counsel to the Dayforce Parties, in form and substance satisfactory to the Administrative Agent, covering enforceability, security interest creation and perfection and other matters reasonably requested by the Administrative Agent with respect to the Lock-Box Agreements referred to in clause (a) above.

(c) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Sellers to timely perform their obligations under this Section 14.20 shall constitute an immediate Event of Termination under this Agreement with no grace period.

ARTICLE XV

SELLER GUARANTY

SECTION 15.01. Guaranty of Payment. Each Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Sellers hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any Applicable Law (whether federal, state, provincial or otherwise) relating to fraudulent conveyances or transfers) then such obligations of the Sellers shall be limited to the maximum amount that is permissible under Applicable Law (whether federal, state, provincial or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

SECTION 15.02. Unconditional Guaranty. The obligations of the Sellers under the Seller Guaranty are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and each Seller hereby waives the right to require the Administrative Agent or the Purchasers to make a demand on or proceed against any Obligor, any Originator, any Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. Each Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. Each Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Sellers’ obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, any Servicer or the Performance Guarantor or by reason of the bankruptcy, insolvency, liquidation, receivership, dissolution or winding-up of any Obligor, any Originator, any Servicer or the Performance Guarantor. Each Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Originator, any Servicer, the Performance Guarantor or any Seller, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. Each Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, Solvent. The Seller Guaranty and the obligations of the Sellers under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Termination) of any Transaction Document or any

agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Sold Assets or other Seller Collateral, (F) any defenses, set-offs or counterclaims which any Seller, any Originator, any Servicer, the Performance Guarantor or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

SECTION 15.03. Modifications. Each Seller agrees that: (a) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (b) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (c) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Obligor, any Originator, any Seller, any Servicer or the Performance Guarantor and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (e) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (f) any deposit balance for the credit of any Obligor, any Originator, any Servicer, the Performance Guarantor or any Seller or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by any Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

SECTION 15.04. Waiver of Rights. Each Seller expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which any Seller might otherwise be entitled; (f) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by any Seller, to (A) proceed against any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (h) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Sellers’ liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

SECTION 15.05. Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Sellers under this Article XV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 15.06. Remedies. Each Seller agrees that, as between any Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Sellers.

SECTION 15.07. Subrogation. Each Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. Each Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, any Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

SECTION 15.08. Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the assurances by the Sellers that each Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Sellers, should Administrative Agent and the Purchasers desire to do so.

SECTION 15.09. Security Interest. (a) (a) To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, in each case owing by a Seller, such Seller hereby pledges, mortgages, charges and assigns (by way of security) to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, and grants to the Administrative Agent, for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of such Seller’s right, title and interest in, to and under all of the undertaking, property and assets of such Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (i) all Unsold Receivables, (ii) all Related Security with respect to such Unsold Receivables, (iii) all Collections with respect to such Unsold Receivables, (iv) each Lock-Box Account and all amounts on deposit in each Lock-Box Account, (v) all rights (but none of the obligations) of such Seller under the applicable Purchase and Sale Agreement, (vi) all other personal and fixture property or assets of such Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, documents of title, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) and intangibles (each as defined in the UCC or the PPSA, as applicable) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b) Each Seller confirms that value has been given by the Administrative Agent and the Secured Parties to such Seller, that such Seller has rights in its Seller Collateral existing at the date of this Agreement, and that such Seller and the Administrative Agent have not agreed to postpone the time for attachment of the security interests granted hereunder to any of the Seller Collateral of such Seller. The security interests granted hereunder with respect to the Seller Collateral of each Seller created by this Agreement shall have effect and be deemed to be effective whether or not the related Guaranteed Obligations of such Seller under its Seller Guaranty or any part thereof are owing or in existence before or after or upon the date of this Agreement. Neither the execution and delivery of this Agreement nor the provision of any financial accommodation by any Secured Party shall oblige any Secured Party to make any financial accommodation or further financial accommodation available to either Seller or any other Person.

(c) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC or the PPSA or under this Agreement, including Section 10.01. Each Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(d) Immediately upon the occurrence of the Final Payout Date, the Seller Collateral shall be automatically released from the security interest created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Seller Collateral shall automatically revert to the Sellers.

(e) For the avoidance of doubt, the grant of a security interest pursuant to this Section 15.09 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Sellers’ grant of a security interest pursuant to Section 4.05.

SECTION 15.10. Further Assurances. Promptly upon request, each Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its security interest and lien on any of the Seller Collateral, or otherwise to give effect to the intent of this Article XV.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DAYFORCE RECEIVABLES LLC

By:
Name:
Title:

DAYFORCE CANADA RECEIVABLES LP, by its general partner, Dayforce Canada Receivables Limited

By:
Name:
Title:

DAYFORCE US, INC., as the U.S. Trade Servicer

By:
Name:
Title:

DAYFORCE CANADA LTD., as the Canadian Servicer

By:
Name:
Title:

S-1	Receivables Purchase Agreement

DAYFORCE NATIONAL TRUST BANK, as the Earned Pay Servicer

By:
Name:
Title:

S-2	Receivables Purchase Agreement

MUFG BANK, LTD., as Administrative Agent

By:
Name:
Title:

MUFG BANK, LTD., as Group Agent for the MUFG Group

By:
Name:
Title:

MUFG BANK, LTD., as a Committed Purchaser

By:
Name:
Title:

GOTHAM FUNDING CORPORATION, as a Conduit Purchaser

By:
Name:
Title:

S-3	Receivables Purchase Agreement

EXHIBIT A

Form of Investment Request

[Letterhead of a Seller]

[Date]

[Administrative Agent]

[Group Agents]

Re:	Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of September 13, 2024 among Dayforce Receivables LLC, as a seller (together with its successors and assigns, the “U.S. Seller”), Dayforce Canada Receivables LP, as a seller (together with its successors and assigns, the “Canadian Seller”; together with the U.S. Seller, collectively, the “Sellers”), the Servicers party thereto, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). For purposes of this Investment Request, the “Requesting Seller” is [_____]. Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Requesting Seller hereby requests an Investment of Capital in the aggregate amount of [$_______] to be made on [_____, 20__]. Such Capital should be deposited to Account number [_____], at [_______], ABA Number [_____]. After giving effect to such Investment, the Aggregate Capital will be [$_______].

The Requesting Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i) the representations and warranties of each of the Sellers and the Servicers contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Cross-Default Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Cross-Default Event, Event of Termination or Unmatured Event of Termination would result from such Investment;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such Investment;

Exhibit A-1

(iv) the Aggregate Capital will not exceed the Facility Limit; and

(v) the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

[_________________________]

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF A SELLER]

[Date]

[Administrative Agent]

[Group Agents]

Re:	Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of September 13, 2024 among Dayforce Receivables LLC, as a seller (together with its successors and assigns, the “U.S. Seller”), Dayforce Canada Receivables LP, as a seller (together with its successors and assigns, the “Canadian Seller”; together with the U.S. Seller, collectively, the “Sellers”), the Servicers party thereto, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). For purposes of this Reduction Notice, the “Notifying Seller” is [_____]. Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Notifying Seller hereby notifies the Administrative Agent and the Purchasers that they shall reduce the outstanding Capital of the Purchasers in the amount of [$_______] to be made on [_____, 20__]. After giving effect to such reduction, the Aggregate Capital will be [$_______].

The Notifying Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i) the representations and warranties of each of the Sellers and the Servicers contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such reduction as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such reduction;

(iii) no Capital Coverage Deficit exists or would exist after giving effect to such reduction;

Exhibit B-1

(iv) the Aggregate Capital will not exceed the Facility Limit; and

(v) the Termination Date has not occurred.

Exhibit B-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

[_________________________]

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of ___________, 20__

Section 1.

Commitment assigned:	$	[_____]
Assignor’s remaining Commitment:	$	[_____]
Capital allocable to Commitment assigned:	$	[_____]
Assignor’s remaining Capital:	$	[_____]
Yield (if any) allocable to Capital assigned:	$	[_____]
Yield (if any) allocable to Assignor’s remaining Capital:	$	[_____]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [__________]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Receivables Purchase Agreement, dated as of September 13, 2024 among Dayforce Receivables LLC, as a seller (together with its successors and assigns, the “U.S. Seller”), Dayforce Canada Receivables LP, as a seller (together with its successors and assigns, the “Canadian Seller”; together with the U.S. Seller, collectively, the “Sellers”), the Servicers party thereto, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[_________]

By:
Name:
Title

ASSIGNEE:	[_________]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

MUFG BANK, LTD., as Administrative Agent

By:
Name:
Title:

DAYFORCE RECEIVABLES LLC,
as a Seller

By:
Name:
Title:

DAYFORCE CANADA RECEIVABLES LP,
as a Seller

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

Earned Pay Receivables Credit and Collection Policy

(Attached)

Exhibit D-1

EXHIBIT E

[Reserved]

Exhibit E

EXHIBIT F

Form of Information Package

(Attached)

Exhibit F

EXHIBIT G

Form of Weekly Report

(Attached)

Exhibit G

EXHIBIT H

Form of Compliance Certificate

To: MUFG Bank, Ltd., as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of September 13, 2024 among Dayforce Receivables LLC, as a seller (together with its successors and assigns, the “U.S. Seller”), Dayforce Canada Receivables LP, as a seller (together with its successors and assigns, the “Canadian Seller”; together with the U.S. Seller, collectively, the “Sellers”), the Servicers party thereto, the Purchasers party thereto, the Group Agents party thereto and MUFG Bank, Ltd., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ________________of the U.S. Trade Servicer.

2. I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Sellers and the Servicers during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Cross-Default Event, Event of Termination or an Unmatured Event of Termination, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial statements of the Performance Guarantor and its consolidated subsidiaries for the period referenced on such Schedule I.

5. Schedule II attached hereto sets forth the calculations of the Consolidated First Lien Leverage Ratio for the period referenced on such Schedule II.

[6. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller or the applicable Servicer has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit H-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

DAYFORCE US, INC.

By:
Name:
Title:

Exhibit H-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

This schedule relates to the month ended: __________________.

A. Schedule of Compliance as of ______________, 20__ with Section 8.05(a) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

B. The following financial statements of the Performance Guarantor and its consolidated subsidiaries for the period ending on ______________, 20__, are attached hereto:

Exhibit H-3

SCHEDULE II TO COMPLIANCE CERTIFICATE

[See attached.]

Exhibit H-4

EXHIBIT I

Form of Contract

(Attached)

Exhibit H-4

EXHIBIT J

Closing Memorandum

(Attached)

Exhibit H-4

SCHEDULE I

Commitments

Party	Capacity	Commitment
MUFG	Committed Purchaser	$150,000,000

Schedule I-1

SCHEDULE II

Lock-Box Accounts, Lock-Box Banks, Trust Accounts and Trust Banks

U.S. Lock-Box Accounts

U.S. Lock-Box Bank	U.S. Lock-Box Account Number
PNC Bank, National Association	1029144547
PNC Bank, National Association	1086330813

Canadian Lock-Box Accounts

Canadian Lock-Box Bank	Canadian Lock-Box Account Number
Canadian Imperial Bank of Commerce	79-55316
Canadian Imperial Bank of Commerce	87-51315
Canadian Imperial Bank of Commerce	88-44917
Canadian Imperial Bank of Commerce	231916

Trust Accounts

Trust Bank	Trust Account Number
PNC Bank, National Association	1001342322
PNC Bank, National Association	1001342349
Bank of America, N.A.	8188202709

Schedule II-1

U.S. Originator Accounts

U.S. Originator Bank	U.S. Originator Account Number
JPMorgan Chase Bank, N.A	118916631
JPMorgan Chase Bank, N.A	324-0-15038
Bank of America, N.A.	12336-11773

Canadian Originator Accounts

Canadian Originator Bank	Canadian Originator Account Number
Canadian Imperial Bank of Commerce	27-07411

Exhibit H-4

SCHEDULE III

Notice Addresses

(A)	in the case of the U.S. Seller, at the following address:

Dayforce Receivables LLC

3311 East Old Shakopee Road

Minneapolis, Minnesota

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.eichten@dayforce.com

(B)	in the case of the Canadian Seller, at the following address:

Dayforce Canada Receivables LP

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.Eichten@dayforce.com

(C)	in the case of the U.S. Trade Servicer, at the following address:

Dayforce US, Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.eichten@dayforce.com

(D)	in the case of the Earned Pay Servicer, at the following address:

Dayforce National Trust Bank

3311 East Old Shakopee Road

Minneapolis, Minnesota

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.eichten@dayforce.com

Schedule III-1

(E)	in the case of the Canadian Servicer, at the following address:

Dayforce Canada Ltd.

4110 Yonge Street, Suite 400

North York, Ontario

M2P 2B7

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.Eichten@dayforce.com

(F)	in the case of the Administrative Agent, at the following address:

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attention: Securitization Group

Email: securitization_reporting@us.mufg.jp

(G) in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-2

SCHEDULE IV

Initial Schedule of Sold Receivables

(None)

Schedule IV-1

SCHEDULE V

Dayforce Competitors

•	SAP SE

•	Workday, Inc.

•	UKG

•	Automatic Data Processing, Inc.

•	Oracle Corporation

Schedule V-1

SCHEDULE 7.01(l)

UCC Details

Legal Name: Dayforce Receivables LLC

Other Names: None.

Jurisdiction of Organization: Delaware

Organizational Identification Number: 7848287

FEIN: 59-3228107

Chief Executive Office / Principal Place of Business:

3311 East Old Shakopee Road,

Minneapolis, MN 55425

Records Location:

3311 East Old Shakopee Road,

Minneapolis, MN 55425

Legal Name: Dayforce Canada Receivables LP

Other Names: None.

Jurisdiction of Organization: Ontario, Canada

Organizational Identification Number: 1000957969

FEIN: 1000957969

Chief Executive Office / Principal Place of Business:

4110 Yonge Street, Suite 400

Toronto, Ontario M2P 2B7

Records Location:

4110 Yonge Street, Suite 400

Toronto, Ontario M2P 2B7

Schedule 7.01(l)-1

SCHEDULE 8.04(f)

Location of Records

Chief Executive Office / Principal Place of Business:

3311 East Old Shakopee Road,

Minneapolis, MN 55425

Records Location:

3311 East Old Shakopee Road,

Minneapolis, MN 55425

Schedule 8.04(f)-1